                                                                   Exhibit 10.36


                                                                  EXECUTION COPY





                                   $55,000,000



                              AMENDED AND RESTATED
                          CREDIT AND SECURITY AGREEMENT

                            dated as of July 31, 2002

                                     between

                         EDISON RECEIVABLES COMPANY LLC,
                                   as Borrower

                            THE LENDERS PARTY HERETO
                                       and

                      MERRILL LYNCH MORTGAGE CAPITAL INC.,
                                    as Agent

                                    EXHIBITS

EXHIBIT A        Form of Promissory Note

EXHIBIT B        Form of Borrowing Notice

EXHIBIT C        Form of Tranche Selection Notice

EXHIBIT D        Forms of Borrowing Base Report

EXHIBIT E        Form of Monthly Report

EXHIBIT F        Lockbox Locations

EXHIBIT G        Form of Lockbox Agreement(s)

EXHIBIT H        Information Regarding Location of Records

EXHIBIT I-1 Form of Missouri Summer School Invoice for 2001 Summer School Contracts

EXHIBIT I-2 Form of Missouri Summer School Invoice for Missouri Summer School Contracts other than 2001 Summer School Contracts



SCHEDULE I       Insurance Requirements

SCHEDULE II      New York Management Contracts

SCHEDULE III     Missouri Summer School Contracts

SCHEDULE IV      Monthly Agreed Upon Procedures

SCHEDULE V       Lender Commitments


                                      VII

                  AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT, dated as of July 31, 2002 (as modified, supplemented or amended from time to time, the "Agreement"), among EDISON RECEIVABLES COMPANY LLC, a Delaware limited liability company (together with its successors, the "Borrower"), the LENDERS (as defined below) party hereto from time to time and MERRILL LYNCH MORTGAGE CAPITAL INC. ("MLMC"), a Delaware corporation, as agent for the Lenders (together with its successors and assigns in such capacity, the "Agent").

                                    RECITALS

                  WHEREAS, the Borrower and MLMC entered into a Credit Agreement, dated as of October 31, 2001 (as in effect on the date hereof, the "Original Credit Agreement"), pursuant to which MLMC agreed to make loans from time to time to the Borrower in an aggregate principal amount not to exceed $35,000,000 outstanding at any time; and

                  WHEREAS, the Borrower and the Lenders desire to enter into this Agreement, pursuant to which (i) the Original Credit Agreement shall be (and hereby is) amended and restated in its entirety and (ii) subject to the terms and conditions of this Agreement, the Lenders shall continue to make from time to time Loans (as defined below) to the Borrower in an aggregate principal amount not to exceed $55,000,000 outstanding at any time.

                  Accordingly, the parties hereto agree as follows:

SECTION 1. INTERPRETATION OF AGREEMENT AND NOTES.

     1.1 Definitions. Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this
Agreement:

                  "Administrative Services Agreement" shall mean the Administrative Services Agreement, dated as of October 26, 2001, between Edison and the Borrower, as modified, supplemented or amended from time to time.

                  "Advance Rate" shall mean at any time (i) if at such time the average of the Dilution Ratios for the most recent three consecutive Monthly Periods is less than or equal to 10%, 75% and (y) if at such time the average of the Dilution Ratios for the most recent three consecutive Monthly Periods exceeds 10%, 75% minus the actual number of percentage points by which such average of the Dilution Ratios exceeds 10%.

                  "Affiliate" shall mean, with respect to a Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent" shall have the meaning set forth in the first paragraph hereof.

                  "Agreement" shall have the meaning set forth in the first paragraph hereof.

                  "Arrangement Fee" shall mean the fee payable by the Borrower to MLMC on the Initial Closing Date in an amount equal to the product of (i) 2.00% and (ii) the Commitment in effect on the Initial Closing Date.

                  "Assignee" shall have the meaning set forth in Section 7.1(b).

                  "Assignment" shall mean the Assignment, dated as of July 31, 2002, made by Edison to the Borrower.

                  "Assignment Amount" shall have the meaning set forth in
Section 2.1A hereof.

                  "Assignment and Assumption Date" shall have the meaning set forth in Section 2.1A hereof.

                  "Borrower" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Borrowing" shall mean each increase in the principal amount of the Loan (including the initial funding thereof) in accordance with Sections
2.1 and 2.2 hereof.

                  "Borrowing Base" shall mean, as of any date of determination, an amount equal to the sum of (i) the product of (x) the Advance Rate on such date and (y) the aggregate Outstanding Balance of all Eligible Receivables (excluding the Outstanding Balance of Missouri Summer School Receivables which are Eligible Receivables) (as reduced by the product of (1) a fraction, the numerator of which is the Outstanding Balance of all Eligible Receivables (other than Missouri Summer School Receivables) and the denominator of which is the Outstanding Balance of all Eligible Receivables and (2) Total Excess Concentration Amount) on such date, (ii) the product of (x) the Missouri Summer School Advance Rate on such date and (y) the aggregate Outstanding Balance of all Missouri Summer School Receivables which are Eligible Receivables (as reduced by the product of (1) a fraction, the numerator of which is the Outstanding Balance of all Missouri Summer School Receivables which are Eligible Receivables and the denominator of which is the Outstanding Balance of all Eligible Receivables and (2) the Total Excess Concentration Amount) on such date and (iii) the amount on deposit in the Cash Collateral Account on such date. For purposes of determining the Borrowing Base at any time, the amount calculated pursuant to clause (ii) of the immediately preceding sentence shall be capped at $20 million (even if such calculation would otherwise exceed $20 million).

                  "Borrowing Base Report" shall mean a report substantially in the applicable form of Exhibit D hereto.

                  "Borrowing Notice" shall have the meaning set forth in Section 2.2(a) hereof.

                  "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the Laws of the State of New York or any other day on which banking institutions are authorized or obligated to close in the State of New York.

                  "Cash Collateral Account" shall mean the account established pursuant to Section 6A hereof.

                  "Cash Collection Ratio" shall mean, for any Monthly Period (as calculated in the Monthly Report required to be delivered in the month following such Monthly Period), the ratio (expressed as a percentage) of (i) all payments on Receivables (other than Receivables arising under Summer School Contracts) made by Obligors during such Monthly Period to (ii) the average of the aggregate Outstanding Balance of all Receivables (other than Receivables arising under Summer School Contracts) as of the last day of the most recently ended three consecutive Monthly Periods (including such Monthly Period).

                  "Change of Control" shall mean, with respect to Edison, (i) H. Christopher Whittle shall at any time cease to be the beneficial owner (within Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of at least 45% of the issued and outstanding Class B common stock of Edison, (ii) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall at any time be the "beneficial owners" (as defined above) of more of the issued and outstanding Class B common stock of Edison than is beneficially owned by H. Christopher Whittle at such time, (iii) no Class B common stock of Edison is outstanding, or (iv) during any period of 36 consecutive calendar months, individuals who were directors of Edison on the first day of such period (the applicable "Incumbent Board") shall cease to constitute a majority of the board of directors of Edison for any reason other than death or disability, provided that, for purposes of this clause (iv), any individual becoming a director during any such period subsequent to the first day thereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board for such period shall be considered as though such individual was a member of the Incumbent Board for such period.

                  "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

                  "Collateral" shall have the meaning set forth in Section 12.1(a) hereof.

                  "Collections" shall mean, for any Receivable as of any date,
(i) the sum of all amounts, whether in the form of wire transfer, cash, checks, drafts, or other instruments, received by the Servicer, the Borrower, the Agent or any Lender or in a Permitted Lockbox or Lockbox Account in payment of, or applied to, any amount owed by any Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including, without limitation, all amounts received on account of such Receivable and all other fees and charges, (ii) cash Proceeds of Related Security with respect to such Receivable and (iii) all Deemed Collections.

                  "Commitment" shall mean, at any time, the sum of the Lender Commitments of each of the Lenders at such time. The Commitment on the Restatement Effective Date shall be $55,000,000.

                  "Commitment Fee" shall mean the fee payable on the unused portion of the Commitment pursuant to Section 2.6 hereof.

                  "Commitment Percentage" shall mean, with respect to any Lender, a fraction (expressed as a percentage) the numerator of which is the Lender Commitment for such Lender and the denominator of which is the Commitment.

                  "Contract" shall mean a binding agreement between Edison and an Obligor entered into in the ordinary course of Edison's business and/or any and all instruments, agreements, invoices or other writings, which, in either case, give rise to Receivables arising from the provision of services in the ordinary course of Edison's business, including the provision of extended learning or summer school services.

                  "Corporate Base Rate" shall mean, for any portion of the Loan funded by reference to the Corporate Base Rate, a rate per annum equal to the higher of (i) the prime rate published from time to time in the Wall Street Journal as in effect plus 4.50% and (ii) (x) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it, plus (y) 5.00%; each change in the Corporate Base Rate being effective from and including the date such change is published.

                  "Credit and Collection Policy" shall mean the Servicer's credit, collection, enforcement and other policies and practices relating to the Contracts and Receivables existing on the Initial Closing Date and as set forth on Exhibit D the Purchase Agreement, as the same may be modified from time to time in compliance with Section 9.12 hereof.

                  "Debt" of a Person shall mean, without duplication, such Person's (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases,
(iii) obligations, whether or not assumed, which are secured by Liens or payable out of the proceeds or production from property now or hereafter acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) contingent or non-contingent obligations to make loans or advances to any other Person or to reimburse any Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, (vi) Guarantees of Debt of others, and (vii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  "Deemed Collection" with respect to any Receivable shall mean, on any day, without duplication, (i) the amount of any Dilution with respect thereto (including, without limitation, amounts treated as Dilution in accordance with the parenthetical phrase in Section 2.05(b) of the Purchase Agreement), (ii) the Outstanding Balance thereof if such Receivable was identified as an "Eligible Receivable" and is not on such day, an Eligible Receivable, and (iii) the Outstanding Balance thereof if repurchased by the Originator pursuant to the Purchase Agreement.

                  "Default" shall mean any event or condition that would become an Event of Default after notice or passage of time or both.

                  "Default Rate" shall mean, at any time, the Corporate Base Rate at such time plus 2% per annum or the Eurodollar Rate at such time at such time plus 2% per annum, as applicable.

                  "Default Ratio" shall mean, for any Monthly Period (as calculated in the Monthly Report required to be delivered in the month following such Monthly Period), the ratio (expressed as a percentage) calculated as of the last day of such Monthly Period of (i) the aggregate Outstanding Balance of all Defaulted Receivables (other than Receivables arising under Summer School Contracts) as of the last day of such Monthly Period to (ii) the aggregate Outstanding Balance of all Receivables (other than Receivables arising under Summer School Contracts) as of the last day of such Monthly Period.

                  "Defaulted Receivable" shall mean a Receivable (i) in respect of which the Obligor is not entitled to any further extensions of credit, by reason of any default or nonperformance by such Obligor, under the terms of the Credit and Collection Policy, (ii) which is identified as uncollectible by the Servicer or which, in accordance with the Credit and Collection Policy, should be written off the Borrower's books as uncollectible, (iii) in respect of which an Event of Bankruptcy has occurred and is continuing with respect to the related Obligor or (iv) that is outstanding more than 120 days from its due date.

                  "Dilution" shall mean any credit allowance, cancellation, cash discount, deduction, claim, offset, set-off, rebate, charge back, and any other allowance, adjustment, forgiveness, or deduction (including, without limitation, any special or other discounts or any reconciliation) that is given to an Obligor in accordance with the Credit and Collection Policy.

                  "Dilution Ratio" shall mean, for any Monthly Period (as calculated in the Monthly Report required to be delivered in the month following such Monthly Period), the ratio (expressed as a percentage) of (i) the aggregate Dilution of all Receivables (other than Receivables arising under Summer School Contracts) for such Monthly Period to (ii) the aggregate Outstanding Balance of all Receivables (other than Receivables arising under Summer School Contracts) as of the first day of such Monthly Period.

                  "Dollars" or "$" shall mean the lawful currency of the United States of America.

                  "Edison" shall mean Edison Schools, Inc., a Delaware corporation, and its successors and assigns.

                  "Eligible Receivable" shall mean, at any time, any Receivable:

                  (a) which complies with all applicable Laws and other legal requirements, whether federal, state or local;

                  (b) which constitutes an "account" or "general intangible" as defined in the UCC as in effect in the State of New York and the jurisdiction whose Law governs the perfection of the security interest of the Agent (for the benefit of the Lenders) therein, and is not evidenced by an "instrument", as defined in the UCC as so in effect;

                  (c) which was originated in connection with the rendering of services by Edison in the ordinary course of Edison's business to an Obligor who was approved by Edison in accordance with its Credit and Collection Policy, and which Obligor is not an Affiliate of Edison, the Agent or any Lender;

                  (d) which (i) is assignable under the terms of the applicable Contract or otherwise, without any consent of or notice to the related Obligor or any other Person and (ii) arises from a Contract that does not contain any provision that restricts the ability of the Agent (on behalf of the Lenders) to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

                  (e) which is genuine (i.e., is not fraudulent) and constitutes a legal, valid and binding payment obligation of the related Obligor, enforceable in accordance with its terms and which arises under a Contract;

                  (f) which provides for payment in Dollars by the related Obligor;

                  (g) which directs payment thereof to be sent to a Permitted Lockbox or a Lockbox Account;

                  (h) which is not a Defaulted Receivable;

                  (i) which was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Receivable, the related Contract or the pledge of such Receivable to the Agent (for the benefit of the Lenders) hereunder unlawful, invalid or unenforceable;

                  (j) which is owned solely by the Borrower free and clear of all Liens, except for Liens of the type described in clauses (a), (b) and (d) of the definition of Permitted Liens, and in which the Lender will have a valid first priority perfected security interest;

                  (k) which has been invoiced and by its terms requires payment in full in respect thereof to be made no later than 30 days after the date of the original invoice with respect thereto, except in the case of (i) a Quarterly Bill Receivable, in which case the terms of such Quarterly Bill Receivable require payment in full in respect thereof to be made no later than 30 days after the end of the applicable three month billing period specified in the related Contract or (ii) each Missouri Summer School Receivable (each of which shall be evidenced by a Missouri Summer School Invoice), in which case the Missouri Summer School Invoice for such Receivable has requires payment at or before the time specified in the Missouri Summer School Contract (as in effect on the Restatement Effective Date) governing such Receivable;

                  (l) with respect to which all services have been rendered in full and as to which the state and local governments having jurisdiction over the related Obligor have already made appropriations for public education for the school year to which such Receivable relates in amounts sufficient to pay such Receivable in full;

                  (m) with respect to which, if such Receivable is a Missouri Summer School Receivable, the related Missouri Summer School Contract has not been modified, amended or otherwise changed in any way which extends (or has the effect of extending) any of the payment terms set forth in such Contract as in effect on the Restatement Effective Date;

                  (n) which has an Obligor which is domiciled in a state (including the District of Columbia) of the United States of America;

                  (o) which has an Obligor who is not in default in any material respect under the terms of the Contract, if any, from which such Receivable arose;

                  (p) which is not a note receivable and which does not arise under a Summer School Contract (other than a Missouri Summer School Contract);

                  (q) which is not an obligation of the United States government or any agency, instrumentality or political subdivision thereof;

                  (r) which has terms which have not been modified, extended or renegotiated since the provision of service to an Obligor in any way not provided for in this Agreement or in the Credit and Collection Policy;

                  (s) the payment of which (or of any portion of which) has not been subordinated or deferred in accordance with the terms of the related Management Contract; provided that the unexercised right in any Management Contract between Edison and a charter school Obligor to subordinate or defer the payment of Edison's management fee thereunder to the payment of certain agreed upon costs of such Obligor under such Contract and to certain operating expenses of Edison under such Contract shall not, by itself, cause such Receivable to fail to qualify as an Eligible Receivable;

                  (t) the payment of which (or of any portion of which) has not been subordinated or deferred in accordance with the terms of any related Contract (other than the related Management Contract which is the subject of preceding clause (s)); provided that the unexercised right in any such Contract to cause the subordination or deferral of any such payment shall not, by itself, cause such Receivable to fail to qualify as an Eligible Receivable;

                  (u) which arises under a Contract under which the related Obligor is in compliance in all respects with all applicable insurance requirements set forth in such Contract;

                  (v) which arises under a Contract with respect to which neither Edison nor the Obligor thereunder has delivered a written notice of its intent to terminate such Contract or a notice of a material breach or default under such Contract;

                  (w) which arises under a Contract the standardized provisions of which are consistent with past practices (with such changes as prudent business judgment may dictate or as may be required by applicable law);

                  (x) which has not been disqualified by the Agent (acting at the direction, or with the consent, of the Required Lenders) for reasonable cause, as evidenced by prior written notice thereof to the Borrower and the Servicer; it being understood and agreed that reasonable cause shall include, without limitation, a determination by the Agent (acting at the direction, or with the consent, of the Required Lenders), in the exercise of the Required Lenders' reasonable judgment, that the Contract under which such Receivable arose adversely affects the Lenders' ability to collect such Receivable or adversely affects the Lenders' ability to determine the collectibility of such Receivable or the timing of any payment with respect thereto or the Outstanding Balance thereof; and

                  (y) with respect to which, if such Receivable arises under a Management Contract between Edison and an Obligor located in the Commonwealth of Pennsylvania, the Lenders have received a legal opinion (in form and substance reasonably satisfactory to the Required Lenders) from a law firm qualified to practice in the Commonwealth of Pennsylvania (and otherwise reasonably acceptable to the Required Lenders) to the effect that, for purposes of Section 9406 of the Pennsylvania Uniform Commercial Code, such Obligor is not the Commonwealth of Pennsylvania; provided that this clause (y) shall first apply on August 31, 2002 and shall then apply at all times thereafter.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" shall mean, with respect to any Person, any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and
Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

                  "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Rate" shall mean, with respect to any Tranche funded by reference to the Eurodollar Rate and the related LIBOR Period, a rate per annum determined by the Agent equal to the sum of (a) 7.00% and (b) the quotient (expressed as a percentage and rounded upwards, if necessary, to the nearest 1/16 of 1%) obtained by dividing (i) LIBOR for such LIBOR Period by (ii) 100% minus the LIBOR Reserve Percentage, if any, for such LIBOR Period.

                  "Event of Bankruptcy" shall mean, for any Person:

                  (a) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

                  (b) a proceeding shall have been instituted and is not dismissed for a period of more than 60 days in a court having jurisdiction over such Person seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such

Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

                  (c) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or

                  (d) such Person or any Subsidiary of such Person shall take any corporate action in furtherance of any of the actions set forth in the preceding clause (a), (b) or (c).

                  "Event of Default" shall have the meaning assigned thereto in
Section 10.1 hereof.

                  "Excess Concentration Amount Credit" shall mean, as of any date of determination, the sum of all amounts determined as follows with respect to each of the Four Largest Obligors, if any, whose Outstanding Balance of Eligible Receivables on such date exceeds the amount described in clause (ii) of the definition of Single Obligor Excess Concentration Amount on such date, the product of (i) the Group Excess Concentration Amount on such date and (ii) a fraction, the numerator of which is the aggregate Outstanding Balance of Eligible Receivables for such Obligor on such date and the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables for the Four Largest Obligors on such date.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  "Expiration Date" shall mean the earliest of (i) June 30, 2003, unless extended from time to time, by an agreement in writing among the Borrower, the Agent and each Lender and (ii) the date on which the Agent delivers a Notice of Termination pursuant to Section 10.1 hereof or an Event of Default described in Section 10.1(h) hereof occurs.

                  "Facility Documents" shall mean this Agreement, the Purchase Agreement, the Assignment, the Pledge Agreement, the Fee Letter, the Notes, the Lockbox Agreement(s) and all other agreements, documents and instruments delivered pursuant hereto or thereto or in connection therewith or herewith.

                  "Fee Letter" shall mean the Fee Letter, dated as of July 31, 2002, between the Borrower and MLMC, as modified, supplemented or amended from time to time.

                  "Fixed Rate Missouri Summer School Contract" shall mean each Missouri Summer School Contract identified as such in Part A. of Schedule III hereto.

                  "Four Largest Obligors" shall mean, as of any date of determination, the four Obligors with the highest Outstanding Balances of Eligible Receivables on such date.

                  "Funding Loss" shall have the meaning set forth in Section
11.2 hereof.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

                  "Group Excess Concentration Amount" shall mean, as of any date of determination, the amount, if any, by which (i) the aggregate Outstanding Balance of all Eligible Receivables for the Four Largest Obligors on such date exceeds (ii) the product of (x) 25% and (y) the aggregate Outstanding Balance of all Eligible Receivables on such date.

                  "Guarantee" of or by any Person (the "guarantor") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Indemnified Parties" shall have the meaning set forth in
Section 2.5(a)(i) hereof.

                  "Initial Closing Date" shall have the meaning set forth in
Section 2.2 hereof.

                  "Interest" shall mean, for each Interest Period, an amount equal to the sum of the following amounts calculated for each day during such Interest Period (or portion thereof):

                                   IR x LA x 1
                                            ---
                                            360

Where:

IR        =       the applicable Interest Rate; and

LA        =       the principal amount of the Loan, or if the Loan is allocated among more than one Tranche, the principal amount of each such Tranche

                  "Interest Period" shall mean, (i) with respect to any Monthly Payment Date, the period from and including the preceding Monthly Payment Date to but excluding such Monthly Payment Date provided that in the case of the initial Monthly Payment Date, the Interest Period shall mean the period from and including the Initial Closing Date to but excluding such Monthly Payment Date and (ii) with respect to any portion of the Loan repaid or prepaid on a Payment Date other than a Monthly Payment Date, the period from and including the Monthly Payment Date immediately preceding such Payment Date to but excluding such Payment Date.

                  "Interest Rate" shall mean the Corporate Base Rate or the Eurodollar Rate, as applicable, provided that if an Event of Default shall have occurred and be continuing, the Interest Rate shall, in the discretion of the Required Lenders, be the Default Rate.

                  "Investment" in any Person shall mean any loan or advance to such Person, any purchase or other acquisition or any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

                  "Junior Lien" shall mean any Lien on assets of the Borrower which is (i) junior and subordinate in priority to the Liens created by this Agreement and (ii) subject to an intercreditor agreement between the Agent (acting on behalf of the Lenders) and the holder of such Junior Lien, which intercreditor agreement contains subordination and standstill provisions acceptable to the Required Lenders (in their sole discretion) and is otherwise in form and substance acceptable to the Required Lenders (in their sole discretion); provided that, as long as School Services (or any Affiliate of School Services) does not have a Lien on all or any portion of the membership interests of the Borrower (it being understood and agreed that a pledge of distributions permitted by the terms hereof in respect of such membership interests does not constitute such a Lien), each reference to "the Required Lenders" in preceding clause (ii) shall mean and be a reference to "all of the Lenders."

                  "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

                  "Lender" shall mean each bank, financial institution or other Person set forth from time to time in Schedule V hereto.

                  "Lender Commitment" shall mean, for each Lender at any time, the amount set forth opposite such Lender's name in Schedule V hereto, as such
Schedule V may be modified from time to time in connection with assignments made pursuant to Section 7.1(b) hereof.

                  "LIBOR" shall mean, with respect to any LIBOR Period, the rate per annum equal to the rate appearing at page 8695 of Knight-Ridder as LIBOR for the term of such LIBOR Period as of 8:00 a.m., New York City Time, on the date two Business Days prior to the first day of such LIBOR Period, and if such rate shall not be so quoted, the average rate per annum at which three reputable banks selected by the Agent are offered Dollar deposits at or about 10:00 a.m., New York City time, on the date two Business Days prior to the first day of such LIBOR Period by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of the Loan are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Loan to be funded on the first day of such LIBOR Period or such other rate as agreed upon in writing by the Lender and the Borrower.

                  "LIBOR Business Day" shall mean any Business Day on which commercial banks are open for settlements in Dollar deposits in New York and London.

                  "LIBOR Period" shall mean, with respect to each Tranche funded by reference to the Eurodollar Rate, a 30-day, 60-day or 90-day period, as applicable, commencing on a Monthly

Payment Date or the date on which such Tranche is funded, as applicable; provided that the initial LIBOR Period for a Tranche funded on a day other than a Monthly Payment Date shall end on the next succeeding Monthly Payment Date and, for purposes of determining LIBOR for such LIBOR Period, shall be deemed to be a 30-day period.

                  "LIBOR Reserve Percentage" shall mean, for any LIBOR Period relating to a Eurodollar Loan, the maximum reserve percentage, if any, applicable to a Lender under Regulation D during such LIBOR Period (or if more than one percentage shall be applicable, the daily average of such percentages for those days in such LIBOR Period during which any such percentage shall be applicable) for determining such Lender's reserve requirement (including any marginal, supplemental or emergency reserves) with respect to liabilities or assets having a term comparable to such interest period consisting or included in the computation of Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System). Without limiting the effect of the foregoing, but without duplicating the provisions of Section 2.5, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by a Lender by reason of any change in any Law against (a) any category of liabilities which includes deposits by reference to which LIBOR is to be determined or (b) any category of extensions of credit or other assets which include LIBOR-based credits or assets.

                  "Lien", in respect of the property of any Person, shall mean any ownership interest of any other Person, any mortgage, deed of trust, hypothecation, pledge, lien, security interest, filing of any financing statement, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale or title retention arrangement, and any assignment, deposit arrangement, consignment or lease intended as, or having the effect of, security.

                  "Limited Liability Company Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of the Borrower dated as of October 24, 2001, as modified, supplemented or amended from time to time.

                  "Loan" shall mean, as the context requires or permits, the loan or loans made by each Lender, or the loans made by all Lenders, to the Borrower pursuant to Section 2.1 and/or 2.2 hereof.

                  "Lockbox Account" shall mean a demand deposit account identified on Exhibit F hereto maintained with a Permitted Lockbox Bank pursuant to a Lockbox Agreement for the purpose of depositing payments made by the Obligors or such other account as the Borrower, the Servicer and the Agent may agree upon from time to time.

                  "Lockbox Agreement" shall mean the agreement that governs the operation of a Permitted Lockbox and related Lockbox Account which is in compliance with Sections 8.19 and 9.11 hereof and which is substantially in the form of Exhibit G hereto or otherwise in form and substance satisfactory to the Agent.

                  "Management Contract" shall mean the principal Contract (together with all annexes, schedules and exhibits thereto) governing the provision of services by Edison to the related Obligor.

                  "Maturity Date" shall mean December 30, 2003 (unless extended from time to time, by an agreement in writing among the Borrower, the Agent and each Lender).

                  "Missouri Summer School Advance Rate" shall mean 55%.

                  "Missouri Summer School Contracts" shall mean each of the Summer School Contracts specified in Schedule III hereto.

                  "Missouri Summer School Invoice" shall mean, with respect each Missouri Summer School Receivable (i) arising under a 2001 Summer School Contract, a duly completed invoice in substantially the form of Exhibit I-1 hereto and (ii) arising under a Missouri Summer School Contract other than a 2001 Summer School Contract, a duly completed invoice in substantially the form of Exhibit I-2 hereto.

                  "Missouri Summer School Receivable" shall mean each Receivable arising under or in connection with a Missouri Summer School Contract.

                  "MLMC" shall have the meaning set forth in the first paragraph of the Agreement.

                  "MLMC Warrant Agreement" shall mean the Warrant Agreement, dated as of July 31, 2002, between Edison and MLMC.

                  "Monthly Payment Date" shall mean the 15th day of each month beginning in November 2001, provided that if any such 15th day is not a Business Day, then the next succeeding Business Day.

                  "Monthly Period" shall mean a calendar month.

                  "Monthly Report" shall have the meaning specified in Section 2.9(a) hereof.

                  "Monthly Report Date" shall mean the Business Day immediately preceding each Monthly Payment Date.

                  "Multiemployer Plan" shall mean, with respect to any Person, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate on behalf of its employees and which is covered by Title IV of ERISA.

                  "Note(s)" shall mean (i) on and after the Initial Closing Date to (but excluding) the Restatement Effective Date, the promissory note issued by the Borrower to MLMC on the Initial Closing Date pursuant to Section 2.2(c) and
(ii) on and after the Restatement Effective Date, the promissory note issued by the Borrower to each Lender on the Restatement Effective Date pursuant to
Section 2.2(c) (including any subdivision of such Note issued on or after the

Restatement Effective Date in accordance with Section 2.2(d)), each such Note to be in substantially the form of Exhibit A hereto, dated the date of delivery thereof and otherwise duly completed.

                  "Notice of Termination" shall have the meaning specified in
Section 10.1 hereof.

                  "Obligor" shall mean, for any Receivable, each and every Person, charter school, district school, state or local government or any agency or instrumentality thereof who purchased services on credit under a Contract and who is obligated to make payments to the Originator or the Seller pursuant to such Contract.

                  "Office Lease" shall mean the Agreement of Sublease, dated as of October 3, 2001, between Edison, as landlord and the Borrower, as tenant, as modified, supplemented or amended from time to time.

                  "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                  "Original Credit Agreement" shall have the meaning specified in the first WHEREAS clause of this Agreement.

                  "Original Note" shall mean the Note issued on the Initial Closing Date pursuant to the Original Credit Agreement.

                  "Originator" shall mean Edison in its capacity as seller under the Purchase Agreement, and its successors and assigns in such capacity.

                  "Outstanding Balance" of any Receivable shall mean, at any time, the then outstanding amount thereof (excluding, however, any and all amounts which the Borrower or the Originator knows or has reason to believe will not be paid by the related Obligor directly to the Borrower or the Originator); provided, that, for purposes of clause (ii) of the definition of "Borrowing Base" with respect to any Missouri Summer School Receivable arising under a Variable Rate Missouri Summer School Contract, (i) until the date on which the Missouri state legislature establishes the "guaranteed tax base" and the "proration factor(s)" for the 2002-2003 school year, the Outstanding Balance of each such Receivable shall be deemed to be 95% of the amount invoiced in the related Missouri Summer School Invoice and (ii) on and after the date on which the Missouri state legislature establishes the "guaranteed tax base" and the "proration factor(s)" for the 2002-2003 school year, the Outstanding Balance of each such Receivable shall be computed and restated (if necessary) based on the guaranteed tax base and the proration factor(s) established by the Missouri state legislature, notwithstanding any calculation to the contrary contained in the related Missouri Summer School Invoice (and the Borrower shall provide the Lender with the details of each such computation and restatement (if any)). The outstanding amount of any Receivable shall be reduced by all related Collections on the date received or deemed received.

                  "Payment Date" shall mean each Monthly Payment Date and any other date on which principal of the Loan is repaid or prepaid.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Liens" shall mean:

                  (a) Liens created under this Agreement;

                  (b) Liens securing taxes, assessments, governmental charges or levies not yet delinquent or the payment of which is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established in accordance with GAAP and which do not, singly or in the aggregate, adversely affect in any material respect the Collateral or the Lender's interest therein;

                  (c) Liens arising by operation of law securing any amount not yet delinquent or the payment of which is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established in accordance with GAAP and which do not, singly or the aggregate, adversely affect in any material respect the Collateral or the Lender's interest therein; and

                  (d) Junior Liens securing Subordinated Debt.

                  "Permitted Lockbox" shall mean a post office box or other mailing location identified on Exhibit F hereto maintained by a Permitted Lockbox Bank pursuant to a Lockbox Agreement for the purpose of receiving payments made by the Obligors for subsequent deposit into a related Lockbox Account, or such other post office box or mailing location as the Agent, the Borrower and the Servicer may agree upon from time to time.

                  "Permitted Lockbox Bank" shall mean a bank identified on Exhibit F hereto or such other bank as the Servicer, the Borrower and the Agent may agree upon from time to time.

                  "Person" shall mean an individual, corporation, limited liability company, partnership (general or limited), trust, business trust, unincorporated association, joint venture, joint-stock company, Official Body or any other entity of whatever nature.

                  "Plan" shall mean, with respect to any Person, any employee benefit or other plan which is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

                  "Pledge Agreement" shall mean the Pledge Agreement, dated as of July 31, 2002, made by Edison in favor of the Borrower, relating to the Pledge Agreement Collateral (as defined in the Purchase Agreement) as modified, supplemented or amended from time to time.

                  "Pledge Agreement Collateral" shall mean:

                  (A) (i) all of the Borrower's right, title and interest under, in and to Edison's membership interest in 110th and 5th Associates, LLC, (ii) any and all additional interests and/or membership interests issued from time to time in respect thereof, (iii) all certificates, instruments, or other writings representing or evidencing any of the foregoing or any portion thereof, (iv) any other claims which the Borrower now has or may acquire in respect of any of the foregoing under or in connection with the Pledge Agreement and (v) any and all proceeds of the foregoing; and

                  (B) all of the Borrower's right, title and interest under, in and to the Promissory Notes.

                  "Prepayment Premium" shall mean, with respect to any Lender, for any date on which the Commitment (and each Lender Commitment) is terminated by the Borrower in accordance with Section 2.8(b), an amount equal to the following:

                                  LC x D x .50%
                                      ---
                                      360

Where:

LC   =   the Lender Commitment for such Lender in effect on such date (before giving effect to the termination thereof pursuant to Section 2.8(b));
         and

D    =   the actual number of days from and including the date on which the
         Commitment (and each Lender Commitment) is terminated pursuant to
         Section 2.8(b) to (but excluding) the Expiration Date described in clause (i) of the definition thereof.

                  "Proceeds" shall mean "proceeds" as defined in Section 9-102(a)(64) of the UCC as in effect in the jurisdiction whose law governs the perfection of the interests of the Agent (for the benefit of the Lenders) therein and the UCC as in effect in the State of New York.

                  "Promissory Notes" shall mean (i) all of the loans evidenced by promissory notes listed on Schedule I attached to the Pledge Agreement, (ii) any and all additional interests and/or promissory notes issued from time to time in respect thereof, (iii) all notes, instruments, or other writings representing or evidencing the foregoing or any portion thereof, (iv) any other claims which the Borrower now has or may acquire in respect of any of the foregoing under or in connection with the Pledge Agreement and (v) any and all proceeds of the foregoing.

                  "Purchase Agreement" shall mean the Amended and Restated Purchase and Contribution Agreement, dated as of July 31, 2002, among the Originator, the Borrower and the Servicer, as modified, supplemented or amended from time to time.

                  "Quarterly Bill Receivable" shall mean any Receivable which arises under a Contract (in effect on the Initial Closing Date) which, as of the Initial Closing Date, contemplates the rendering of an invoice with respect to such Receivable on or about the last day of a successive three month period specified in such Contract (and not at any other time during such three month period) and payment thereof by the related Obligor within 30 days thereafter.

                  "Receivable" shall mean all indebtedness owed to the Originator by an Obligor (before giving effect to the sale thereof by the Originator to the Borrower pursuant to the Purchase Agreement) under a Contract, whether or not constituting an account or a general intangible, whether or not evidenced by an instrument or an invoice and whether or not due or payable, for services rendered by the Originator to an Obligor in the ordinary course of the Originator's business and, together with such indebtedness, all other monies due (whether or not payable) under such Contracts, and including the right to payment of any other obligations of such Obligor with respect thereto.

                  "Records" shall mean correspondence, memoranda, computer programs, tapes, discs, papers, books or other documents or transcribed information of any type, whether expressed in ordinary or machine-readable language.

                  "Related Security" shall mean with respect to any Receivable:

                  (a) all of the Borrower's rights in, to and under the Contracts with respect to such Receivable;

                  (b) all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with any and all financing statements signed by an Obligor describing any collateral securing such Receivable;

                  (c) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind, if any, from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

                  (d) all Records relating to the Receivables or the related Contract or Obligor;

                  (e) all of the Borrower's rights in, to and under the Purchase Agreement; and

                  (f) all Proceeds of the foregoing.

                  "Required Lenders" shall mean, at any time, Lenders holding at least 66"% of the aggregate unpaid principal balance of the Loan or, if no such principal amount is then outstanding, at least 66"% of the Commitment.

                  "Responsible Officer," with respect to a Person, shall mean the Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, any Vice President, Secretary or other authorized officer of such Person (but only if the Agent and each Lender has received prior written notice of the identity or title of such other authorized officer).

                  "Restatement Arrangement Fee" shall mean the fee payable by the Borrower to the Lenders at the time specified in Section 5.6 hereof in an aggregate amount equal to the product of (i) 2.50% and (ii) the Commitment in effect on the Restatement Effective Date (after giving effect to the amendment and restatement of the Original Credit Agreement), minus $412,500 previously paid by the Borrower on account of the Restatement Arrangement Fee.

                  "Restatement Effective Date" shall mean July 31, 2002.

                  "School Services" shall have the meaning set forth in Section 2.1A hereof.

                  "School Services Loan Agreement" shall mean the Credit and Security Agreement, dated as of July 31, 2002, among Edison, 110th and 5th Associates, LLC, Bayard Rustin Charter School, LLC and School Services, as modified, supplemented or amended from time to time.

                  "School Services Warrant Agreement" shall mean the Warrant Agreement, dated as of July 31, 2002, between Edison and School Services, which Warrant Agreement (and the related warrant) entitles School Services to acquire 478,435 shares of Edison's common stock.

                  "Secured Obligations" shall mean all obligations of the Borrower secured under this Agreement and the Fee Letter including, without limitation, (a) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower) on the Loan under, or any Note issued pursuant to, this Agreement, (b) all other fees (including, without limitation, the Prepayment Premium (if any)) and amounts payable by the Borrower hereunder, under the Fee Letter or in connection herewith or therewith and (c) the Servicer Fee.

                  "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

                  "Security Interest" shall mean the security interest and rights created pursuant to Section 12 hereof in the Collateral in favor of the Agent (for the benefit of the Lenders).

                  "Servicer" shall mean Edison in its capacity as servicer under the Purchase Agreement, and its successors and assigns in such capacity.

                  "Servicer Default" shall have the specified in Section 6.06 of the Purchase Agreement.

                  "Servicer Fee" shall mean, as of any Monthly Payment Date, the product of (i) 1/12 (ii) 1.00% per annum and (iii) the aggregate Outstanding Balance of Receivables pledged by the Borrower hereunder as of the last day of the preceding Monthly Period.

                  "Single-Employer Plan" shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

                  "Single Obligor Excess Concentration Amount" shall mean, as of any date of determination, the sum of all amounts determined as follows for each Obligor, the amount, if any, by which (i) the aggregate Outstanding Balance of Eligible Receivables for such Obligor on such date exceeds (ii) the product of
(x) 12.5% and (y) the aggregate Outstanding Balance of all Eligible Receivables on such date minus the Group Excess Concentration Amount on such date; provided that, with respect to any of the Four Largest Obligors whose aggregate Outstanding Balance of Eligible Receivables exceeds the amount described in preceding clause (ii), the aggregate Outstanding Balance of Eligible Receivables for such Obligor shall, for purposes of preceding clause (i), be reduced by the Excess Concentration Amount Credit for such Obligor.

                  "Subordinated Debt" shall mean indebtedness of the Borrower for borrowed money (i) the payment of which is by its terms junior and subordinate to the prior indefeasible payment in full of all Secured Obligations and (ii) which is evidenced by documentation the form and substance of which has been approved in writing by the Required Lenders (in the exercise of their sole discretion); provided, that as long as School Services (or any Affiliate of School Services) does not have a Lien on all or any portion of the membership interests of the Borrower (it being understood and agreed that a pledge of distributions permitted by the terms hereof in respect of such membership interests does not constitute such a Lien), the reference to "the Required Lenders" in preceding clause (ii) shall mean and be a reference to "all of the Lenders."

                  "Subsequent Closing Date" shall have the meaning set forth in
Section 2.2 hereof.

                  "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided, that no entity shall be considered a Subsidiary of Edison if Edison obtains such voting power solely by reason of exercising its rights as a secured party in collateral that consists of such entity's voting stock.

                  "Summer School Contract" shall mean any Contract under which the Originator's primary obligation is to provide a summer school or extended learning program.

                  "Total Excess Concentration Amount" shall mean, as of any date of determination, the sum of (i) the Single Obligor Excess Concentration Amount on such date and (ii) the Group Excess Concentration Amount on such date.

                  "Tranche" shall have the meaning specified in Section 2.3 hereof.

                  "Tranche Selection Notice" shall have the meaning specified in
Section 2.3 hereof.

                  "2001 Summer School Contract" shall mean each Missouri Summer School Contract identified as such in part C. of Schedule III hereto.

                  "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code, or any successor statute, or any comparable law, as the same may from time to time be amended, supplemented or otherwise modified and in effect in such jurisdiction.

                  "Unused Commitment Fee" shall have the meaning specified in
Section 2.6 hereof.

                  "Variable Rate Missouri Summer School Contract" shall mean each Missouri Summer School Contract identified as such in part B. of Schedule III hereto.

         1.2 Interpretation and Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole. References in this Agreement to "determination" by the Agent, the Required Lenders or any Lender shall be conclusive absent manifest error and include good faith estimates by the Agent, the Required Lenders or any Lender (in the case of quantitative determinations), and the good faith belief by the Agent, the Required Lenders or any Lender (in the case of qualitative determinations). The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of Delaware shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires. Any provision in this Agreement referring to action to be taken by any Person, or that such Person is prohibited from taking, shall be applicable whether such action is taken directly or indirectly by such Person. All references to Laws, agreements and other documents shall refer to such Laws, agreements and documents as the same shall have been amended from time to time.

         1.3 Amendment and Restatement. The parties hereto have chosen for administrative convenience to amend and restate the Original Credit Agreement. This Agreement does not constitute a novation of the Original Credit Agreement. Therefore, this amendment and restatement does not alter the rights and obligations of the parties to the Original Credit Agreement (all of which remain in full force and effect) except as and to the extent expressly altered by the terms of this Agreement. Without limiting the generality of the foregoing, all Secured Obligations outstanding under or in connection with the Original Credit Agreement (and the Original Note) shall remain outstanding hereunder and subject to the terms hereof. From and after the Restatement Effective Date, all references to the "Credit Agreement" in any other Facility Document or any document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

SECTION 2. COMMITMENT.

         2.1 The Loan. (a) Each Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make and maintain Loans to the Borrower (based on its respective Commitment Percentage), the principal balance of which may be increased and decreased in accordance with the terms hereof, during the period from and including the Initial Closing Date (in the case of the MLMC, as the lender under the Original Credit Agreement) or the Restatement Effective Date (in the case of each other Lender) to and excluding the Expiration Date, but not to exceed at any time the lesser of (x) the Commitment at such time and (y) the Borrowing Base at such time. In addition, the aggregate principal balance of the Loan held by any Lender shall not exceed at any time the lesser of (i) the Lender Commitment for such Lender at such time and (ii) and such Lender's Commitment Percentage of the aggregate principal balance of the Loan held by all Lenders (including such Lender). The Loan shall (unless prepaid or accelerated) (i) mature on the Maturity Date and (ii) accrue Interest payable on each Payment

Date. In addition, if any Funding Loss is incurred by any Lender because the Loan (or any portion thereof) is repaid on a date other than a Monthly Payment Date, the Borrower shall be obligated to pay such Funding Loss to such Lender in accordance with Section 11.2. The first payment of interest with respect to the Loan was made on the Monthly Payment Date after the date on which the Loan was made. The Loan shall be subject to mandatory prepayment as set forth in Section
6.2 hereof and voluntary prepayment as set forth in Section 6.3 hereof. All sums payable by the Borrower under this Agreement, the Fee Letter and the Loan shall be paid without counterclaim, set-off, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

            (a) Payments of interest on and principal of the Loan may be satisfied on each Payment Date from Collections. Notwithstanding the foregoing, the Borrower shall be unconditionally and irrevocably obligated to make any payments due on the Loan or under the Fee Letter in the event that Collections (if any) are insufficient to pay same in full when due.

            (b) Upon the occurrence and continuation of an Event of Default, the Required Lenders may, in their sole discretion, at any time or from time to time (including following the Maturity Date), by written notice to the Borrower, declare the Interest Rates applicable to the Loan to be equal to the Default Rate.

         2.1A Restatement Effective Date Transactions; Etc. Without limiting the generality of any other provision of this Agreement, on the Restatement Effective Date (after giving effect thereto), the Commitment shall increase to $55,000,000 and the Lender Commitment for each Lender shall be as set forth in
Schedule V hereto. On or before August 16, 2002 (the "Assignment and Assumption Date"), School Services LLC ("School Services") shall pay to MLMC (by wire transfer of immediately available funds) an amount (the "Assignment Amount") equal to School Services' Commitment Percentage of the aggregate principal balance of the Loan outstanding on the Assignment and Assumption Date, in exchange for which MLMC shall assign and transfer to School Services, and School Services shall assume from MLMC, a portion of the aggregate principal balance of the Loan outstanding on the Assignment and Assumption Date in an amount equal to the Assignment Amount(which in no event shall exceed the Lender Commitment for School Services). On each Closing Date on and after the Assignment and Assumption Date (and payment of the Assignment Amount), each Lender shall fund its Commitment Percentage of each Borrowing in accordance with the terms of this Agreement.

         2.2 Borrowings; Closings. (a) The initial Borrowing occurred on the date on which each of the conditions precedent set forth in Sections 4 and 5 was satisfied (the "Initial Closing Date"). The Borrower will give notice to the Agent and each Lender substantially in the form of Exhibit B hereto of each requested Borrowing (including the initial Borrowing) (a "Borrowing Notice"), which notice shall be irrevocable and effective only upon receipt by the applicable Lender, and which shall specify the aggregate amount of such Borrowing, which amount, unless otherwise agreed to by the Required Lenders, shall not be less than $1,000,000. Additional Borrowings may occur on each date thereafter specified in the applicable Borrowing Notice so long as on such date each of the conditions precedent in Section 5 is satisfied, but, in no event shall the Borrower deliver more than one (1) Borrowing Notice in any week (each such subsequent date on which a Borrowing occurs, a "Subsequent Closing Date;" the Subsequent

Closing Dates, together with the Initial Closing Date, the "Closing Dates;" and, either the Initial Closing Date or a Subsequent Closing Date, a "Closing Date").

            (b) The Borrower shall deliver to the Agent and each Lender a Borrowing Notice not later than 10:00 A.M. (New York City time) (x) at least one Business Day before each Borrowing if such Borrowing is to be funded based on the Corporate Base Rate and (y) at least three LIBOR Business Days before each Borrowing if such Borrowing or any portion thereof is to be funded based on a Eurodollar Rate, specifying:

                (i)     the date of such Borrowing;

                (ii)    the aggregate principal amount of such Borrowing;

                (iii) the portion of such Borrowing to be funded by each Lender (based on its respective Commitment Percentage); and

                (iv)    the requested Tranches and LIBOR Periods, if applicable.

            (c) On the Initial Closing Date, the Loan was evidenced by a single Note of the Borrower payable to MLMC. On the Restatement Effective Date, the Borrower shall issue a single Note to each Lender payable to such Lender, in a maximum principal amount equal to the Lender Commitment of such Lender, at which time the Loan shall be evidenced by the Notes so issued on the Restatement Effective Date. On the Restatement Effective Date, MLMC shall deliver to the Borrower the Original Note issued on the Initial Closing Date, which Original Note shall be marked "Canceled." The date and amount of each increase in the principal amount of the Loan made by each Lender and each payment made on account of the principal thereof, shall be recorded by each Lender on its books and, prior to any transfer of its Note, endorsed by such Lender on the schedule attached to its Note or any continuation thereof.

            (d) Each Lender shall be entitled to have its Note subdivided, by exchange for Notes of lesser denominations or otherwise in connection with an assignment of all or any portion of the Loan and such Note pursuant to the terms of this Agreement; provided that in no event may any Note be subdivided into denominations of less than $5,000,000.

            (e) The proceeds of each Lender's Commitment Percentage of each Borrowing shall be sent by wire transfer of immediately available funds to the Borrower in accordance with the following wire instructions:

                     Bank:             Comerica Bank, Detroit, Michigan
                     ABA No.:          072-000-096
                     Account No.:      185-132-3103
                     Ref.:             Receivables Facility Loan Proceeds

         2.3 Selection of LIBOR Periods; Interest Rates. (a) Prior to the occurrence of the Expiration Date, the Borrower may, in consultation with the Agent, request (i) that a portion of the Loan be funded based on a Eurodollar Rate or Rates or the Corporate Base Rate, and (ii) to the extent any portion of the Loan is funded based on a Eurodollar Rate, that a specified portion or portions of the Loan be allocated to a selected LIBOR Period or Periods. Each portion of the

Loan allocated to a different basis for funding and a different LIBOR Period shall be herein called a "Tranche". The portion of the Loan, if any, funded at any time based on the Corporate Base Rate shall, in the aggregate, constitute a single Tranche. Each Tranche shall be in an amount of at least $1,000,000 and no more than five (5) Tranches may be outstanding at any time.

            (b) The Borrower shall give notice to the Agent and each Lender of a requested LIBOR Period or Periods and Tranche or Tranches based on the Eurodollar Rate at least three LIBOR Business Days prior to the expiration of any then existing LIBOR Period (or prior to converting a portion of the Loan then funded based on the Corporate Base Rate into a Tranche funded based on the Eurodollar Rate) (each such notice shall be in the form of Exhibit C hereto, and shall be referred to as a "Tranche Selection Notice"); provided, however, that the Agent may select, in its sole discretion, any such LIBOR Period if (i) the Borrower fails to provide such notice on a timely basis or (ii) the Agent determines, in its sole discretion, that the LIBOR Period requested by the Borrower is unavailable, uneconomical or impracticable; and provided further, that any Lender may determine, its sole discretion, to fund the principal balance of the Loan held by such Lender or any portion thereof, on the basis of the Corporate Base Rate if the Agent or such Lender determines, in its sole discretion, that (A) the Eurodollar Rate cannot be determined for any reason, including the unavailability of rate bids or of the London interbank market for U.S. Dollar borrowings, (B) it shall become unlawful for such Lender to obtain funds in the London interbank market to fund or maintain the principal balance of the Loan held by such Lender or any portion thereof or (C) the Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of funding such Loan or portion thereof.

            (c) The Agent shall determine the Interest Rate (i) for each Tranche to be funded based on the Eurodollar Rate on the second LIBOR Business Day before the first day of the related LIBOR Period and (ii) for the portion of the Loan to be funded based on the Corporate Base Rate, on each Business Day. The Agent shall promptly notify the Borrower, the Servicer and each Lender of the Interest Rates determined for each Tranche funded based on the Eurodollar Rate.

            (d) No later than the fourth Business Day before each Monthly Payment Date, each Lender will provide the Borrower and the Servicer with an invoice showing the Interest, the Commitment Fee and the other Secured Obligations due (or estimated to the due) to such Lender pursuant to this Agreement on the next Monthly Payment Date.

         2.4 Security Interests. The Loan (and all other Secured Obligations) are secured pursuant to this Agreement (including Section 12 hereof).

         2.5 Indemnity for Taxes, Reserves and Expenses. (a) If after the Initial Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

                        (i) shall subject the Agent, any Lender or any of its or their permitted assigns (collectively, the "Indemnified Parties") to any tax of any kind whatsoever with respect to the Facility Documents, the Collateral or payments of amounts due hereunder (excluding income taxes) or change the basis of taxation of payments to any Indemnified Party in respect thereof (excluding income taxes);

                        (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of any Indemnified Party which is not otherwise included in the determination of the Eurodollar Rate hereunder;

                        (iii) shall impose on any Indemnified Party any other condition;

and the result of any of the foregoing is to increase the cost to such Indemnified Party, by an amount which such Indemnified Party deems to be material, of entering, continuing or maintaining any Facility Document, the Collateral or the Loans or to reduce any amount due or owing hereunder in respect thereof, such Indemnified Party shall notify the Borrower. The Borrower shall promptly pay such Indemnified Party such additional amount or amounts as calculated by such Indemnified Party in good faith as will compensate such Indemnified Party for such increased cost or reduced amount receivable; provided that such compensation will be limited to (A) the period commencing not more than 120 days prior to the date of such notification or (B) any longer period of retroactive effect of any such adoption, change or requirement for compliance if such notification is given 120 days or less after such adoption, change or requirement for compliance.

            (b) If any Indemnified Party shall have determined that, after the Initial Closing Date, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of Law) of any such Official Body, shall have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent corporation) as a consequence of its obligations hereunder to a level below that which such Indemnified Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Indemnified Party's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Indemnified Party or such corporation to be material, then from time to time, the Borrower shall promptly pay to such Indemnified Party or such corporation such additional amount or amounts as will compensate for such reduction; provided that such compensation will be limited to (A) the period commencing not more than 120 days prior to the date of notice to the Borrower or
(B) any longer period of retroactive effect of any such adoption, change or requirement for compliance if such notice is given 120 days or less after such adoption, change or requirement for compliance.

            (c) If any Indemnified Party becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Indemnified Party to the Borrower shall be conclusive in the absence of manifest error.

         2.6 Unused Commitment Fee. The Borrower agrees to pay to each Lender a monthly (the "Unused Commitment Fee") fee in arrears on each Monthly Payment Date and on the Maturity Date or final Payment Date equal to such Lender's Commitment Percentage of (a) the average daily unused Commitment during the related Interest Period (or portion thereof) times (b) 1/12 of .50%; provided that School Services shall not be paid any such fee with respect to calendar month July 2002. Notwithstanding the foregoing, no Unused Commitment Fee shall accrue (or be payable) for the period from (and including) the Restatement Effective Date to (but excluding) the first date on which the condition set forth in Section 5.5 is satisfied.

         2.7 Fee Letter. The Borrower agrees to pay to MLMC the fees set forth in the Fee Letter at the times specified in the Fee Letter.

         2.8 Termination of Commitment. (a) The Lender Commitment for each Lender and the Commitment shall terminate on the Expiration Date.

            (b) Subject to payment in full of the amounts specified in Section 6.2(b), the Borrower may, by giving each Lender not less than five (5) Business Days prior written notice, terminate the Commitment and all Lender Commitments (in whole but not in part).

         2.9 Reports. (a) On or prior to the Monthly Report Date in each month, the Borrower shall prepare and forward, or cause the Servicer to prepare and forward, to each Lender a report in substantially the form of Exhibit E hereto (the "Monthly Report"), containing, among other things, (i) information relating to the Receivables (including portfolio performance ratios) as of the close of business on the last day of the immediately preceding Monthly Period and (ii) information similar to that contained in the applicable Borrowing Base Report, as of the second Business Day before such Monthly Report Date. The Borrower shall also prepare and forward to each Lender the applicable Borrowing Base Report at the time specified in Section 5.2 and at any other time as the Required Lenders may reasonably request.

            (b) On or prior to the tenth Business Day following each Monthly Payment Date in each month, the Borrower (or the Servicer on behalf of the Borrower) shall (at its sole expense) cause PricewaterhouseCoopers, LLC (or another nationally recognized firm of independent accountants or such other firm as is reasonably acceptable to the Lender), to perform the procedures described in Schedule IV hereto with respect to Receivables activity during the most recently ended Monthly Period and to forward to each Lender their report summarizing the results of the procedures so performed. If for any Monthly Period the report delivered pursuant to the immediately preceding sentence reveals any material deficiency or weakness in the Servicer's books and records or systems and procedures applicable to the Receivables which could call into question the accuracy of the Borrowing Base, then within two Business Days following the Required Lenders' request therefor, the Borrower shall prepare and forward to each Lender a Borrowing Base Report (as of the second Business Day preceding the delivery of such Borrowing Base Report) which accurately reflects the Borrowing Base by correcting for any such identified deficiency or weakness.

            (c) As long as any portion of the Loan is unpaid, on or before the third Business Day in each month, the Borrower shall prepare and forward, or cause the Servicer to prepare and forward, to each Lender the applicable Borrowing Base Report as of the last day of the immediately preceding Monthly Period.

            (d) The Borrower shall, or shall cause the Servicer to, furnish to each Lender at any time and from time to time such other or further information in respect of the Receivables or the Obligors as Required Lenders may reasonably request.

SECTION 3. GENERAL REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

                  The Borrower represents and warrants to the Agent and each Lender on and as of the Restatement Effective Date, each Closing Date and on and as of the date of delivery of each Tranche Selection Notice as follows:

         3.1 Existence and Power. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to fulfill its obligations under this Agreement and the other Facility Documents to which it is a party.

         3.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the other Facility Documents to which it is a party are within the Borrower's powers, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or Limited Liability Company Agreement of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (except Permitted Liens).

         3.3 Binding Effect. This Agreement and each of the other Facility Documents to which it is a party constitutes a valid and binding agreement of the Borrower. This Agreement will vest absolutely and unconditionally in the Agent (for the benefit of the Lenders) a valid security interest in the Receivables purported to be assigned hereby, subject to no Liens whatsoever (except as provided pursuant to the Facility Documents). Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the security interests of the Agent (for the benefit of the Lenders) in the Receivables, the security interest of the Agent (for the benefit of the Lenders) in the Receivables will be perfected under Article Nine of such UCC, prior to and enforceable against all creditors of and purchasers from the Borrower and all other Persons whatsoever (other than the Agent (for the benefit of the Lenders) and its successors and assigns).

         3.4 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting the Borrower before any Official Body in which there is a material likelihood of an adverse decision which would reasonably be expected to materially adversely affect the business, financial position or results of operations of the Borrower, the ability of the Borrower to fulfill it obligations under this Agreement or any other Facility Document to which its is a party or which in any manner draws into question the validity of this Agreement or any other Facility Document to which the Borrower is a party.

         3.5 Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         3.6 Events of Default or Default. No event has occurred, and no condition exists, that constitutes a Default or an Event of Default.

         3.7 Use of Proceeds. The proceeds of each Borrowing have been used by the Borrower to acquire Receivables from the Originator pursuant to the Purchase Agreement and no proceeds of any Borrowing have been used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         3.8 Accurate and Complete Disclosure. All information, exhibits, financial statements, or other reports or documents furnished or to be furnished at any time by or on behalf of the Borrower to the Agent or any Lender in connection with this Agreement or any other Facility Document is and will be accurate in all material respects as of the date so furnished, and no such report or document contains, or will contain, as of the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         3.9 Taxes. The Borrower has filed, or caused to be filed, all federal and state, and to the best of its knowledge, all local and foreign, tax reports and returns, if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above could not subject the Borrower, the Agent or any Lender to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under the Purchase Agreement.

         3.10 Books and Records. The Borrower has indicated on its books and records (including any computer files) that the Receivables have been pledged by the Borrower hereunder to the Agent (for the benefit of the Lenders). The Borrower maintains at, or shall cause the Servicer to maintain at, one or more of its respective offices listed in Exhibit H hereto all material Records for the Receivables.

         3.11 Financial Condition. The Borrower is not insolvent or the subject of any Event of Bankruptcy and the pledge of the Receivables on such day is not being made in contemplation of the occurrence thereof.

         3.12 No Debt. Since the date of its formation, the Borrower has not engaged in any activity other than that contemplated by the Facility Documents or entered into any commitment or incurred any Debt other than pursuant to, or as permitted under, the Facility Documents.

         3.13 ERISA. The Borrower has not maintained, contributed to or incurred or assumed any obligation with respect to any Plan, any Multiemployer Plan or any "Welfare Plan" defined in Section 3(1) of ERISA.

SECTION 3A. REPRESENTATIONS AND WARRANTIES OF THE BORROWER RELATING TO
            COLLATERAL.

                  The Borrower represents and warrants to the Agent and each Lender on and as of the Restatement Effective Date, each Closing Date and on and as of the date of delivery of each Tranche Selection Notice:

         3A.1 Place of Business; Records Location; Etc. The address of the chief executive office of the Borrower is located at the address for notices set forth in Section 13.1(a) or, if the Borrower relocates its chief executive office in accordance with Section 8.9 hereof, such other address as the Borrower shall have notified the Agent and the Lenders in accordance with such Section. The Borrower keeps all of its Records at its chief executive office. The Borrower is a "registered organization" (as defined in Section 9-102(a)(70) of the UCC) formed in the State of Delaware and, for purposes of Article 9 of the UCC, the Borrower is located in the State of Delaware. The Borrower's name is "Edison Receivables Company LLC" and the Borrower has not changed its name, merged or consolidated with any other Person or operated under any other name, except that the Borrower changed its name from "Edison Finance Company, LLC" on or about October 24, 2001.

         3A.2 No Liens. Each Receivable, together with any related rights under the related Contract, is owned by the Borrower free and clear of any Lien (except Permitted Liens). The Agent (for the benefit of the Lenders) has a first priority perfected security interest in the Collateral free and clear of any Lien (except Permitted Liens). The Borrower has not and will not sell, pledge, assign, transfer or subject to a Lien any of the Receivables, the Related Security, the Collections or other Collateral, other than in accordance with the terms of this Agreement.

         3A.3 No Adverse Actions. The Borrower has not performed any acts which would prevent the Agent or the Lenders from enforcing any of the terms of this Agreement or which would limit the Agent or the Lenders in any such enforcement. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral.

         3A.4 Filings. The Security Interests constitute valid security interests under the UCC securing the Secured Obligations. On or before the Initial Closing Date or the Restatement Effective Date, as the case may be, all UCC financing statements and other documents required to be recorded or filed in order to perfect and protect the Security Interests against all creditors of and purchasers from the Borrower and all other Persons whatsoever shall have been duly filed (or shall have been delivered to the Agent for filing) in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid.

         3A.5 Eligible Receivables. Each Receivable included in the Borrowing Base is an Eligible Receivable.

         3A.6 Notice. In the case of a Closing Date, all information set forth on the related Borrowing Notice and Borrowing Base Report is true and correct in all material respects as of such Closing Date.

         3A.7 Assignment. This Agreement constitutes a valid pledge by the Borrower, in favor of the Agent (for the benefit of the Lenders), of the Collateral, enforceable against all creditors of and purchasers from the Borrower.

         3A.8 Permitted Lockbox Banks and Lockbox Accounts. The names and addresses of all Permitted Lockbox Banks, together with the numbers of all Lockbox Accounts at such Permitted Lockbox Banks and the addresses of all related Permitted Lockboxes, are specified in Exhibit F (or such other Permitted Lockbox Banks, Lockbox Accounts and/or Permitted Lockboxes as have been notified by the Borrower to the Agent and each Lender and have been consented to by the Agent in accordance with Section 9.11). Under each Lockbox Agreement, the Borrower has granted to the Agent (for the benefit of the Lenders) the right to take dominion and control over the related Lockbox Account in its sole discretion.

         3A.9 Consideration. With respect to the transfer to it of the Receivables, the Borrower has either (i) purchased the Receivables from Edison in exchange for payment (made by the Borrower to Edison in accordance with the provisions of the Purchase Agreement) in an amount which constitutes fair consideration and is not less than the fair market value for the Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm's-length transaction between unaffiliated parties or (ii) acquired the Receivables from Edison as a capital contribution in accordance with the provisions of the Purchase Agreement. No such sale, and no such contribution, has been made for or on account of an antecedent debt owed by Edison to the Borrower and no such sale or contribution (or, if such sale is deemed to be a pledge rather than a sale, no grant of a security interest) is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

         3A.10 New York Management Contracts. As of the Restatement Effective Date, Schedule II hereto sets forth a true, correct and complete list of all Management Contracts between Edison and each Obligor located in the State of New York.

         3A.11 Missouri Summer School Contracts. As of the Restatement Effective Date, Schedule III hereto sets forth a true, correct and complete list of (including all amendments to) all Missouri Summer School Contracts.

SECTION 3B. REPRESENTATIONS AND WARRANTIES OF SCHOOL SERVICES.

                  School Services represents and warrants to the Borrower, the Agent and each other Lender on and as of the Restatement Effective Date and each Closing Date that no portion of the assets from which School Services will fund or maintain its Loan constitutes assets of any employee benefit plan subject to Title I of ERISA.

SECTION 4. CONDITIONS TO LENDER'S OBLIGATION TO FUND THE BORROWING REQUEST ON
           THE INITIAL CLOSING DATE.

                  MLMC's obligation to fund the Borrowing request hereunder on the Initial Closing Date was subject to the satisfaction, prior to funding such Borrowing request, of the conditions set forth in Section 5 hereof, as well as the following conditions:

         4.1 Certified Resolutions. Receipt by MLMC of a copy of (i) the resolutions of the Board of Directors or Board of Managers of the Borrower and
(ii) resolutions of the Board of Directors of Edison, in each case, certified as of the Initial Closing Date by such Person's secretary, an assistant secretary or other Responsible Officer authorizing the execution, delivery and performance of this Agreement, if applicable, and the other Facility Documents to be delivered by such Person and approving the transactions contemplated hereby and thereby.

         4.2 Articles of Incorporation; Certificate of Formation. Receipt by MLMC of the articles of incorporation of Edison and the Certificate of Formation of the Borrower certified as of a date reasonably near the Initial Closing Date by the Secretary of State or other similar official of such Person's jurisdiction of incorporation or formation.

         4.3 Good Standing Certificates; Etc. Receipt by MLMC of a good standing certificate for each of the Borrower and Edison dated a date reasonably near the Initial Closing Date issued by the Secretary of State or other similar official of such Person's jurisdiction of incorporation or formation.

         4.4 Incumbency; Specimen Signatures; By-Laws; Etc.. Receipt by MLMC of a certificate of the secretary of each of the Borrower and Edison dated the Initial Closing Date and certifying (i) the names and signatures of the officers authorized on such Person's behalf to execute, and the officers and other employees authorized to perform, this Agreement, if applicable, and the other Facility Documents to be delivered by such Person (on which certificate MLMC may conclusively rely until such time as MLMC shall receive from such Person a revised certificate meeting the requirements of this Section 4.4), (ii) a copy of such Person's By-laws or limited liability operating agreement, as applicable and (iii) a copy of the Administrative Services Agreement and the Office Lease.

         4.5 Financing Statements. Receipt by MLMC of copies of (A) proper financing statements naming (i) the Borrower as the debtor and MLMC, as the secured party and (ii) the Originator, as debtor, the Borrower, as "assignor secured party" and MLMC, as secured party or, in each case, other similar instruments or documents as may be necessary or, in the opinion of MLMC, desirable under the UCC of all appropriate jurisdictions to evidence or perfect MLMC's security interests in all Collateral and (B) proper financing statements (Form UCC-3) necessary under the laws of all appropriate jurisdictions necessary to release all security interests or other rights of any Person in the Collateral previously granted by the Borrower or the Originator.

         4.6 Lien Searches. Receipt by MLMC of certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Buyer) dated a date reasonably near the Initial Closing Date listing all effective financing statements or other liens which name the Borrower or the Originator as debtor (under its current name or any previous name) and which are filed in appropriate jurisdictions, together with copies of such financing statements (none of which shall cover any of the Collateral).

         4.7 Legal Opinions. Receipt by MLMC of favorable opinions of (i) David Graff, Esq., general counsel for the Borrower and the Originator, dated on or about the Initial Closing Date, relating to corporate matters, no litigation, no conflicts and other matters and (ii) Coudert Brothers LLP, special counsel to the Borrower and the Originator, dated on or about the Initial Closing Date, relating to legality, validity and enforceability of each Facility Document to which the Borrower or the Originator, as applicable, is a party, perfection and priority of MLMC's Security Interest and bankruptcy (true sale and non-consolidation) matters, in each case, in form and substance acceptable to the Lender.

         4.8 Other Documents. Receipt by MLMC of executed copies of the Note and the Purchase Agreement, each of which shall be in full force and effect.

         4.9 Fees. Receipt by MLMC of the Arrangement Fee and MLMC's legal fees and expenses, which condition may be satisfied by payment of such Lender's fees with a portion of the proceeds of the Loan on the Initial Closing Date.

         4.10 Lockboxes. Receipt by MLMC of copies of duly executed Lockbox Agreements.

         4.11 Officer's Certificates. Receipt by MLMC of an officer's certificate of each of the Borrower and Edison, dated the Initial Closing Date, executed by a Responsible Officer of each such Person, in form and substance satisfactory to MLMC.

         4.12 Contracts. Receipt by MLMC of representative forms of Contracts.

         4.13 Receivables List. Receipt by MLMC of a computer file or tape containing a true and complete list of all Receivables, identified by account number, account name and by the Outstanding Balance of each Receivable.

         4.14 Agreed-Upon Procedures Letter. Receipt by MLMC of an agreed-upon procedures letter prepared by PricewaterhouseCoopers LLC, in form and substance acceptable to MLMC.

         4.15 Cash Collateral Account. The Cash Collateral Account shall have been established in accordance with Section 6A.

                  Within 30 days of the Initial Closing Date, the Borrower delivered to MLMC (i) evidence reasonably satisfactory to MLMC of filing of the financing statements described in Section 4.5 and (ii) bring down search reports of the type described in Section 4.6 listing financing statements filed through the Initial Closing Date.

SECTION 4A. CONDITIONS TO RESTATEMENT EFFECTIVE DATE.

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
         The amendment and restatement of the Original Credit Agreement shall be subject to the satisfaction, on or prior to the Restatement Effective Date, of the following conditions:

         4A.1 Certified Resolutions. Receipt by each Lender of a copy of (i) the resolutions of the Board of Directors or Board of Managers of the Borrower and
(ii) resolutions of the Board of Directors of Edison, in each case, certified as of the Restatement Effective Date by such Person's secretary, an assistant secretary or other Responsible Officer authorizing the execution, delivery and performance of this Agreement, if applicable, and the other Facility Documents to be delivered by such Person and approving the transactions contemplated hereby and thereby.

         4A.2 Articles of Incorporation; Certificate of Formation. Receipt by each Lender of the articles of incorporation of Edison and the Certificate of Formation of the Borrower certified as of a date reasonably near the Restatement Effective Date by the Secretary of State or other similar official the State of Delaware.

         4A.3 Good Standing Certificates; Etc. Receipt by each Lender of a good standing certificate for each of the Borrower and Edison dated a date reasonably near the Restatement Effective Date issued by the Secretary of State or other similar official of the State of Delaware.

         4A.4 Incumbency; Specimen Signatures; By-Laws; Etc. Receipt by each Lender of a certificate of the secretary of each of the Borrower and Edison dated the Restatement Effective Date and certifying (i) the names and signatures of the officers authorized on such Person's behalf to execute, and the officers and other employees authorized to perform, this Agreement, if applicable, and the other Facility Documents to be delivered by such Person (on which certificate the Agent and each Lender may conclusively rely until such time as the Agent and each Lender shall receive from such Person a revised certificate meeting the requirements of this Section 4A.4) and (ii) a copy of such Person's By-laws or limited liability operating agreement, as applicable.

         4A.5 Financing Statements. Receipt by the Agent of copies of (A) proper financing statements (Form UCC-3) amending the financing statements (Form UCC-1) filed on or about the Initial Closing Date naming (i) the Borrower as the debtor and the Agent (for the benefit of the Lenders), as the secured party and (ii) the Originator, as debtor, the Borrower, as "assignor secured party" and the Agent (for the benefit of the Lenders), as secured party or, in each case, other similar instruments or documents as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions to evidence or perfect the security interests of the Agent (for the benefit of the Lenders) in all Collateral and (B) proper financing statements (Form UCC-3) necessary under the laws of all appropriate jurisdictions necessary to release all security interests or other rights of any Person in the Collateral previously granted by the Borrower or the Originator.

         4A.6 Lien Searches. Receipt by each Lender of certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Buyer) dated a date reasonably near the Restatement Effective Date listing all effective financing statements or other liens which name the Borrower or the Originator as debtor (under its current name or any previous name) and which have been filed in New York or Delaware since the Initial Closing Date, together with copies of such financing statements (none of which shall cover any of the Collateral).

         4A.7 Legal Opinions. Receipt by each Lender of favorable opinions of
(i) David Graff, Esq., general counsel for the Borrower and the Originator, dated on or about the Restatement Effective Date, relating to corporate matters, no litigation, no conflicts and other matters and (ii) Coudert Brothers, LLP, special counsel to the Borrower and the Originator, dated on or about the Restatement Effective Date, relating to legality, validity and enforceability of each Facility Document to which the Borrower or the Originator, as applicable, is a party, perfection and priority of the Security Interest and bankruptcy (true sale and non-consolidation) matters, in each case, in form and substance acceptable to the Required Lenders.

         4A.8 Other Documents. Receipt by each Lender or, in the case of clause
(v), receipt by the Agent, of executed copies of (i) its respective Note, (ii) the Purchase Agreement, (iii) the Assignment, (iv) the Pledge Agreement and (v) each of the Promissory Notes (together with an effective endorsement in blank) and assignments in blank in recordable form of the related mortgages, each of the foregoing of which shall be in full force and effect and in form and substance satisfactory to the Required Lenders.

         4A.9 [Reserved.]

         4A.10 Lockboxes. Receipt by each Lender of copies of duly executed Lockbox Agreements (if necessary).

         4A.11 Officer's Certificates. Receipt by each Lender of an officer's certificate of each of the Borrower and Edison, dated the Restatement Effective Date, executed by a Responsible Officer of each such Person, in form and substance satisfactory to the Required Lenders.

         4A.12 Contracts. Receipt by each Lender of representative forms of Contracts.

         4A.13 Receivables List. Receipt by each Lender of a computer file or tape containing a true and complete list of all Receivables, identified by account number, account name and by the Outstanding Balance of each Receivable.

         4A.14 Agreed-Upon Procedures Letter. Receipt by each Lender of an agreed-upon procedures letter prepared by PricewaterhouseCoopers LLC, in form and substance acceptable to the Lender.

         4A.15 Warrant Agreements. Receipt by (i) MLMC of an executed copy of
(x) the MLMC Warrant Agreement (and the warrant issued in connection therewith) and (y) the Fee Letter and (ii) School Services of an executed copy of the School Services Warrant Agreement (and the warrant issued in connection therewith), each of which shall be in full force the effect.

         Within 30 days of the Restatement Effective Date, the Borrower shall deliver to each Lender (i) evidence reasonably satisfactory to the Required Lenders of filing of the financing statements described in Section 4A.5 and (ii) bring down search reports of the type described in Section 4A.6 listing financing statements filed through the Restatement Effective Date.

SECTION 5. CONDITIONS TO EACH LENDER'S OBLIGATION TO FUND BORROWING REQUESTS
           (INCLUDING THE INITIAL BORROWING REQUEST) AND TO MAINTAIN THE LOAN.

                  Each Lender's obligation to fund any Borrowing request hereunder (including the initial Borrowing request) and to maintain the Loan in connection with a Tranche Selection Notice shall be subject to the satisfaction, prior to the funding of such Borrowing or maintenance of the Loan, of the following conditions:

         5.1 Representations True; No Default or Event of Default. The representations and warranties of the Borrower contained in Sections 3 and 3A shall be true on and as of such Closing Date or the date of delivery of such Tranche Selection Notice, as applicable, with the same effect as though such representations and warranties had been made on and as of such Closing Date or the date of delivery of such Tranche Selection Notice, as applicable. There shall exist on such Closing Date or the date of delivery of such Tranche Selection Notice, as applicable, no Default or Event of Default (both before and after giving effect to the Borrowing requested on such Closing Date or the maintenance of the Loan in connection with such Tranche Selection Notice, as applicable).

         5.2 Borrowing Base. In the case of a Closing Date, after giving effect to the Borrowing on such Closing Date, the repayment (if any) of the Loan on such Closing Date, the inclusion of additional Eligible Receivables in the Borrowing Base on such Closing Date and the exclusion from the Borrowing Base of Receivables (if any) which no longer constitute Eligible Receivables (or, without duplication, as to which there have been Collections) on such Closing Date, the aggregate principal balance of the Loan shall not exceed the lesser of
(x) the Commitment on such Closing Date and (y) the Borrowing Base on such Closing Date. Such calculation shall be evidenced by the applicable Borrowing Base Report delivered to the Agent and each Lender on the third Business Day preceding such Closing Date calculated as of the close of business on the Business day immediately preceding the date of delivery.

         5.3 Borrowing Notice; Tranche Selection Notice. Receipt by the Agent and each Lender of a Borrowing Notice in accordance with Section 2.2 hereof or a Tranche Selection Notice in accordance with Section 2.3 hereof, as applicable.

         5.4 Other Matters. Receipt by the Agent and each Lender of all such approvals, opinions or other documents or information as the Required Lenders shall have reasonably requested.

         5.5 Assignment Amount, Etc. In the case of any Closing Date on or after the Restatement Effective Date, receipt by MLMC of the Assignment Amount on or before the Assignment and Assumption Date.

         5.6 Fees. In the case of the first Closing Date on or after the Restatement Effective Date, receipt by each Lender of its Commitment Percentage of the Restatement Arrangement Fee and receipt by the Agent and each Lender of its reasonable legal fees and expenses, which condition may be satisfied by payment of such fees with a portion of the proceeds of the Loan on such Closing Date.

SECTION 6. LOAN MATURITY; LOAN PREPAYMENTS.

         6.1 Loan Maturity. On the Maturity Date (or, if different, the Expiration Date), the full principal amount of the Loan, together with accrued Interest thereon and any other amounts due hereunder, shall be due and payable in full.

         6.2 Mandatory Prepayments. (a) Unless an Event of Default shall have occurred and be continuing, the Borrower, shall, without notice, immediately prepay the Loan, without premium (but subject to Section 11.2), together with Interest accrued on the amount to be prepaid to the date of prepayment, on any date on which the aggregate principal balance of the Loan on such date exceeds the lesser of (i) the Borrowing Base on such date and (ii) the Commitment on such date, such prepayment to be in an aggregate principal amount equal to such excess. Upon the occurrence and continuance of an Event of Default, the Borrower will make payments on the Loan in accordance with Sections 10 and 12 hereof.

            (b) On the date on which the Borrower terminates the Commitment (and each Lender Commitment) in accordance with Section 2.8(b), the Borrower shall repay the Secured Obligations in full including, without limitation, the Prepayment Premium for each Lender for such date; provided that, with respect to any Lender or Lenders, no Prepayment Premium shall be due such Lender or Lenders if such Lender or Lenders (or any of its or their respective Affiliates) receives any arrangement, origination, placement or other fee or compensation in connection with the replacement of this Agreement or the refinancing of the Secured Obligations prior to the scheduled Expiration Date.

         6.3 Voluntary Prepayments. The Borrower may at any time voluntarily prepay all or a portion of the Loan in accordance with this Section 6.3. Any prepayment of the Loan pursuant to this Section 6.3 shall be in a principal amount equal to one hundred percent (100%) of the aggregate outstanding principal amount of the Tranche or Tranches so prepaid, together with accrued and unpaid Interest as of the date set for prepayment and any amounts due in accordance with Section 11.2 hereof.

         6.4 Allocation of Prepayments. The aggregate principal amount of any prepayment of the Loan pursuant to Section 6.2 or 6.3 shall be paid by the Borrower to each Lender (based on its respective Commitment Percentage of such prepayment) and shall be allocated, first, to the portion of the Loan funded by each Lender by reference to the Corporate Base Rate and, second (if necessary), to the portions of the Loan funded by each Lender by reference to the Eurodollar Rate in direct order of those Tranches with the shortest remaining LIBOR Periods.

         6.5 Prepayment Notice. The Borrower shall provide written notice to the Agent and each Lender of any voluntary prepayment as early as practicable prior to the date for such prepayment, but in no event later than three (3) Business Days prior to the date for such prepayment.

         6.6 Payment Instructions; Etc. All payments or prepayments required or permitted to be made on the Loan, the Notes or otherwise under or in connection with this Agreement (including, without limitation, pursuant to Section 2 or this Section 6) shall be made by wire transfer of immediately available funds to the applicable Lender's account designated on the signature page hereto (or, if such Lender acquired its interest in the Loan by assignment pursuant to Section 7.1(b), as designated in the related assignment agreement) and, in the case of any such mandatory payments or prepayments, such payments or prepayments shall be due by 1:00 p.m. (New York City time).

SECTION 6A. CASH COLLATERAL ACCOUNT.

         6A.1 Establishing the Cash Collateral Account. An account shall be established with the Agent (or an Affiliate of the Lender) to be known as the "Cash Collateral Account." The Cash Collateral Account shall be established and maintained in the name (and under the exclusive control) of the Agent (for the benefit of the Lenders) and shall be used only for the purposes described herein. The Agent will use reasonable efforts to invest money (if any) in the Cash Collateral Account in obligations that are rated at least "A-1+" by Standard & Poor's Ratings Services and at least "P-1" by Moody's Investors Services. Earnings on such investments (after deducting any losses), if any, shall be credited to the Cash Collateral Account.

         6A.2 Deposits into the Cash Collateral Account. If, on any day, the aggregate principal balance of the Loan exceeds the Borrowing Base, the Borrower may deposit into the Cash Collateral Account an amount sufficient to cause the Borrowing Base to equal or exceed the aggregate principal balance of the Loan.

         6A.3 Withdrawals from the Cash Collateral Account. Subject to the following sentence, on any day prior to the Expiration Date (or the Maturity
Date), as long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the Borrower may on such day request that the Agent withdraw, and the Agent shall withdraw, from the Cash Collateral Account and deliver to the Borrower all or a portion of the amount on deposit in the Cash Collateral Account, but only to the extent that, after giving effect to any such withdrawal and delivery (and any other transactions occurring hereunder on such day), the aggregate principal balance of the Loan would not exceed the Borrowing Base. As a condition to any withdrawal from the Cash Collateral Account, the Borrower shall, on the proposed date of such withdrawal, deliver to the Agent the applicable Borrowing Base Report (as of the close of business on the immediately preceding Business Day) which demonstrates that, after giving effect to such withdrawal (and any other transactions occurring hereunder on such day), the aggregate principal balance of the Loan would not exceed the Borrowing Base.

SECTION 7. ASSIGNMENTS AND PARTICIPATIONS.

         7.1 Assignments. (a) The Borrower may not assign its rights or obligations hereunder or under the Note.

            (b) Each Lender may (subject in all events to the confidentiality provisions of Section 13.8) assign all or any portion of its Lender Commitment and its interest in the Loan (i) to any of its Affiliates, without the Borrower's consent and (ii) to any other bank or other institution (each such Affiliate, bank or other institution, an "Assignee") with, so long as no Event of Default has occurred and is continuing, the prior written consent of the Borrower; provided that any assignment of a portion of the Lender Commitment of any Lender shall be in an amount not less than $10,000,000. The Assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment), the obligations, rights and benefits of a Lender hereunder with respect to the portion of the Lender Commitment and Loan assigned to it. For all purposes of this Agreement, the Assignee shall, so long as the portion of the Loan assigned to such Assignee remains unpaid, be entitled to the rights and benefits of this Agreement with respect to the portion of the Loan assigned to it as if (and, the Borrower shall be directly obligated to such Assignee under this Agreement as if) such Assignee were a "Lender" for purposes of this Agreement. Accordingly, unless otherwise provided, whenever any action, waiver, notice or consent is to be provided to or by the Lenders as herein specified, such action, waiver, notice or consent shall (unless otherwise expressly specified herein) also be provided to or by each Assignee. If all of the Loan held by any Lender and such Lender's Note are assigned in their entirety, the Assignee shall become a Lender hereunder, the Borrower shall have no further obligation to the assigning Lender and the assigning Lender shall have no further obligation to the Borrower. Following each assignment in accordance with this Section 7.1(b), the Lender Commitment of the assigning Lender shall be adjusted to reflect such assignment (and Schedule V hereto shall be modified accordingly and to reflect the Lender Commitment of each Assignee).

            (c) Notwithstanding the provisions of this Section 7.1, no assignment of an interest in the Loan to an entity outside the United States of America shall be effective unless the prospective Assignee thereof certifies to the Borrower that payments to it in respect of the Loan will not be subject to withholding taxes imposed by any Official Body in the United States of America or any political subdivision or taxing authority thereof or therein or that if it is subject to such withholding taxes it will not seek reimbursement or gross-up from the Borrower.

         7.2 Participations. Subject in all events to the confidentiality provisions of Section 13.8, and subject to the following sentence, each Lender may sell or agree to sell to one or more other Persons a participation in all or any part of the Lender Commitment for such Lender and/or any portion of the Loan held by it or to be made by it. If any Lender sells any such participation, such Lender shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder. All amounts payable by the Borrower to such Lender under this Agreement (including, without limitation, pursuant to Sections 2.5 and 11.2 hereof) shall be determined as if such Lender had not sold or agreed to sell any participations in any portion of the Loan and as if such Lender were funding all of the Loan in the same way that it is funding the portion of the Loan in which no participations have been sold. The participant's rights against such Lender in respect of such participation shall be set forth in the agreement executed by such Lender and the participant.

SECTION 8. CERTAIN COVENANTS OF THE BORROWER.

                  The Borrower covenants and agrees that so long as the Loan shall remain unpaid or the Commitment has not been terminated:

         8.1 Notice of Default or Event of Default. Promptly upon becoming aware of any Default or Event of Default, the Borrower shall give each Lender notice thereof, together with a written statement of a Responsible Officer setting forth the material details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower.

         8.2 Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower shall give each Lender notice of any material adverse change in the business, operations or financial condition of the Borrower.

         8.3 Purchase Agreement Notices; Pledge Agreement Notices; Etc.. Promptly following receipt thereof, the Borrower shall give each Lender a copy of each notice, report or confirmation (including, without limitation, financial statements of the Servicer) received by the Borrower under or in connection with the Purchase Agreement (including, without limitation, under Section 5.01(a),
(b), (o), (q) and (u) of the Purchase Agreement) or the Pledge Agreement. The Borrower shall, on the date thereof, notify each Lender of the amount of each deposit (if any) into the cash collateral account described in Section 3(f) of the Pledge Agreement and the balance on deposit therein (after giving effect thereto) and shall provide the Lenders with such additional information relating to such account as the Required Lenders may from time to time reasonably request.

         8.4 Preservation of Existence. The Borrower shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Agent or the Lenders hereunder or (ii) the ability of the Borrower to perform its obligations hereunder.

         8.5 Compliance with Laws. The Borrower shall comply in all material respects with all Laws applicable to the Borrower, its business and properties and all Collateral.

         8.6 Enforceability of Obligations. The Borrower shall take such actions as are commercially reasonable and within its power, if any, to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms thereof remains legal, valid, binding and enforceable against such Obligor.

         8.7 Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

         8.8 Fulfillment of Obligations. The Borrower will duly observe and perform all material obligations and undertakings on its part to be observed and performed under or in connection with the Receivables, will duly observe and perform all material provisions, covenants and other agreements required to be observed by it under the Contracts to the extent related to the Receivables, will do nothing to impair the rights, title and interest of the Agent (for the benefit of the Lenders) in and to the Collateral and will pay when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with such Receivables and their creation and satisfaction or will properly contest the payment of any such tax in good faith and before a court or administrative body of appropriate jurisdiction.

         8.9 Maintenance of Office; Notice of Relocation. The Borrower will maintain at its chief executive office an office where notices, presentations and demands in respect of this Agreement and the Note may be given to and made upon it. The Borrower shall give the Agent and each Lender 15 days' prior written notice of any relocation of its chief executive office or jurisdiction of organization.

         8.10 Compliance with Opinion Assumptions and Limited Liability Company Agreement. The Borrower shall maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts set forth in, and forming the basis of, the bankruptcy opinion delivered to the Lender pursuant to Section 4.7(ii) and Section 4A.7(ii) hereof, and the Borrower shall comply with the provisions of the Limited Liability Company Agreement, as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed).

         8.11 Compliance with the Pledge Agreement. At its own expense, the Borrower shall timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Pledge Agreement, maintain the Pledge Agreement in full force and effect, enforce the Pledge Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Required Lenders, and make to any party to the Pledge Agreement such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder and as may be from time to time reasonably requested by the Required Lenders.

         8.12 Litigation. As soon as possible, and in any event within ten Business Days of the Borrower's knowledge thereof, the Borrower shall give each Lender notice of (i) any litigation, investigation or proceeding against the Borrower which may exist at any time which, in the reasonable judgment of the Borrower, could reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Borrower or impair the ability of the Borrower to perform its obligations under this Agreement, or materially adversely affect the collectibility of the Receivables as a whole, and (ii) any material adverse development in any such previously disclosed litigation.

         8.13 Fees, Taxes and Expenses. The Borrower shall pay all filing fees, stamp taxes and other similar documentary or excise taxes and expenses, including the fees and expenses set forth this Agreement, if any, which may be incurred on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

         8.14 Compliance with the Purchase Agreement. At its own expense, the Borrower shall timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Purchase Agreement, maintain the Purchase Agreement in full force and effect, enforce the Purchase Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Required Lenders, and make to any party to the Purchase Agreement such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder and as may be from time to time reasonably requested by the Required Lenders.

         8.15 Information. The Borrower shall, furnish the following to each
Lender:

                                (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such quarter and statements of income and retained earnings and of cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, in each case, prepared in accordance with GAAP, certified by the chief financial officer or the chief accounting officer of the Borrower;

                                (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's financial statements for such year prepared in accordance with GAAP, certified by the chief financial officer or the chief accounting officer of the Borrower; and

                                (iii)   such other information, documents,
                                        records or reports respecting the
                                        Receivables and the Related Security or
                                        the condition or operations, financial
                                        or otherwise, of the Borrower as the
                                        Required Lenders may from time to time
                                        reasonably request.

         8.16 Maintenance of Separate Existence. The Borrower shall do all things necessary to maintain its legal existence separate and apart from Edison and all other Affiliates of the Borrower, including, without limitation,

                                (i) maintaining proper company records and books of account and deposit accounts separate from those of such Affiliates and paying its expenses from such separate accounts (it being understood that Edison issues consolidated financial statements which include the Borrower for accounting purposes);

                                (ii)    maintaining its assets, funds and
                                        transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements prepared in accordance with GAAP separate and distinct from those of such Affiliates (it being understood that Edison issues consolidated financial statements which include the Borrower for accounting purposes) and evidencing such assets, funds and transactions by appropriate entries in the records and books referred to in clause (i) above, and providing for its own operating expenses and liabilities from its own assets and funds other than certain expenses and liabilities relating to basic company overhead which shall be allocated fairly between the Borrower and such Affiliates;

                                (iii)   holding such appropriate meetings or
                                        obtaining such appropriate consents of
                                        its Management Committee (or other
                                        governing body) as are necessary to
                                        authorize all the Borrower's company
                                        actions required by Law to be authorized by the Management Committee (or other governing body), keeping minutes of such meetings and of meetings of its members, and observing all other customary limited liability company formalities;

                                (iv) at all times entering into its contracts and otherwise holding itself out to the public under the Borrower's own name as a legal entity separate and distinct from such Affiliates;

                                (v)     to the extent the Borrower jointly
                                        contracts with any Affiliate to do
                                        business with vendors or service
                                        providers, allocating fairly among the
                                        Borrower and such Affiliates the costs
                                        incurred in so doing, and conducting all transactions and dealings between the Borrower and such Affiliates on an arm's-length basis;

                                (vi) maintaining an office separate from that of such Affiliates (which office may be sublet from an Affiliate), including having stationery and other business forms, a post office box, and a telephone number separate from that of such Affiliates;

                                (vii)   ensuring that at all times it is
                                        adequately capitalized to engage in the
                                        transactions and activities contemplated in its certificate of formation, its Limited Liability Company Agreement, the Purchase Agreement and this Agreement;

                                (viii) ensuring that at least one manager of the Borrower shall be an "Independent Manager" (as defined in the Limited Liability Company Agreement) and causing its Limited Liability Company Agreement to provide that (x) at least one manager of the Borrower shall be an Independent Manager, (y) the managers of the Borrower shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless a unanimous vote of all of the Borrower's managers (which vote shall include the affirmative vote of each Independent Manager) shall approve the taking of such action in writing prior to the taking of such action and (z) the provisions requiring an Independent Manager and the provisions described in clauses (x) and (y) of this paragraph
                                        (viii) cannot be amended without the
                                        prior written consent of each
                                        Independent Manager;

                                (ix) taking such actions as are necessary to ensure that no Independent Manager shall at any time serve as a trustee in bankruptcy for the Borrower or any Affiliate thereof;

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
                                (x) taking such actions as are necessary to ensure that any financial statements of Edison or any Affiliate thereof which are consolidated to include the Borrower will contain detailed notes clearly stating that (A) all right, title and interest in the Borrower's assets are held by the Borrower, and (b) the Borrower is a separate limited liability company with its own separate creditors that will be entitled to be satisfied out of the Borrower's assets prior to any value in the Borrower becoming available to the Borrower's equity holders; and the accounting records and the published financial statements of Edison will clearly show that, for accounting purposes, the Receivables and Related Security have been sold or contributed to the Borrower;

                                (xi) taking such actions as are necessary to ensure that no Affiliate of the Borrower shall, directly or indirectly, name the Borrower or enter into any agreement to name the Borrower a direct or contingent beneficiary or loss payee of any insurance policy covering the property of any such Affiliate;

                                (xii) taking no action to assume or guarantee any liability of Edison or any Affiliate thereof; and

                                (xiii) taking such actions as are necessary to ensure that no Affiliate of the Borrower will be, nor will hold itself out to be, responsible for the debts of the Borrower or the decisions or actions in respect of the daily business and affairs of the Borrower, immediately correcting any known misrepresentation with respect to the foregoing, and not operating or purporting to operate as an integrated single economic unit with respect to each other or in their dealings with any other entity.

         8.17 Nature of Business and Permitted Transactions. The Borrower shall engage solely in the following businesses and transactions, directly or indirectly: purchasing Receivables and Related Security from Edison and obtaining the Loan(s) hereunder secured by such Receivables and Related Security as provided hereunder and the other transactions permitted or contemplated by the Facility Documents.

         8.18 Due Diligence. (i) From time to time during regular business hours as requested by the Agent or any Lender upon at least five (5) days' prior notice, the Borrower shall permit such Person or Persons as the Agent and/or such Lender may designate or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Borrower or its agents relating to Receivables and the Related Security, including, without limitation, any related Contracts, and (B) to visit the offices and properties of the Borrower or its agents, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Receivables and the Related Security or the Borrower's performance hereunder with any of the officers or employees of the Borrower having knowledge of such matters or with the Borrower's independent public accountants (provided, that as long as no Default or Event of Default has occurred and is continuing, the Agent and each Lender shall use reasonable efforts to coordinate the foregoing activities so as not to create an undue burden on the Borrower), and (ii) within 90 days after the end of each fiscal year of the Borrower commencing with the Fiscal Year of the Borrower ending on June 30, 2002, the Borrower shall cause its independent public accountants to prepare and deliver to each Lender a written report of such accountants with respect to the Receivables, the Credit and Collection Policy, Lockbox Account activity, and the Borrower's performance of its obligations under (or with respect to) this Agreement and the Receivables, all in scope and in a form reasonably requested by the Lender; provided, however, that after the occurrence and during the continuance of a Default or a Event of Default, the Agent and each Lender shall be permitted to take the actions described in preceding clause
(i) without being subject to the amount of prior notice given (and without the necessity of coordinating such activities with any other Person) and may request the Borrower to cause its independent public accounts to prepare the report contemplated in preceding clause (ii) as often as any Lender deems necessary or desirable. The Borrower shall reimburse the Agent and each Lender for all reasonable fees, costs and expenses incurred by any of them in connection with the foregoing actions promptly upon receipt of a written invoice therefor; provided that prior to the occurrence and continuation of a Default or Event of Default, such fees, costs and expenses shall not exceed $5,000 during any year of this Agreement.

         8.19 Lockbox and Lockbox Accounts. The Borrower shall (i) establish, or cause to be established, in the name of the Borrower, each Lockbox Account and the funds deposited therein from time to time shall consist exclusively of Collections, which Collections shall not be commingled with any other funds of the Borrower or any Affiliate thereof; (ii) maintain each Lockbox Account with a Permitted Lockbox Bank; (iii) cause each Lockbox Account to be insured by the Federal Deposit Insurance Corporation to the full extent permitted by Law; and
(iv) cause all Collections on account of the Receivables to be mailed or wired directly to a Permitted Lockbox or a Lockbox Account and, if the Servicer, the Originator or the Borrower should receive any Collections, forward such Collections to a Permitted Lockbox or a Lockbox Account within one Business Day of receipt.

SECTION 9. NEGATIVE COVENANTS OF THE BORROWER. The Borrower covenants that it will not, without the prior written consent of the Required Lenders:

         9.1 No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution to an Obligor, except in accordance with the Credit and Collection Policy.

         9.2 No Liens. Except as otherwise provided herein, sell, assign (by operation of Law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon or with respect to, (i) any Contract (other than a Contract governing Excluded Receivables) or any Receivable or Related Security or Collections in respect thereof, or (ii) any deposit account to which any Collections of any Receivable are sent (including, without limitation, any Lockbox Account), or assign any right to receive income in respect thereof, other than Liens created under the Facility Documents.

         9.3 No Changes. (i) Make any change in the character of its business, which change would materially impair the collectibility of the Receivables, (ii) change its name, identity or organizational structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-506, 9-507 or 9-508 of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Agent and each Lender at least 30 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading, (iii) amend, restate or otherwise change its certificate of formation or Limited Liability Company Agreement, except to the extent necessary to reflect a change in the address of its registered office in the State of Delaware or to correct typographical errors or (iv) amend, restate or otherwise change the Administrative Services Agreement, the Office Lease or the Pledge Agreement, except to correct typographical errors.

         9.4 Capitalization; Distributions. Issue any membership interests (other than any non-economic "special membership" interests) except to Edison. The Borrower shall not pay any distributions to any of its members if such payment would be prohibited under the Delaware Limited Liability Company Act or if at the time of, or as a result of, such payment a Default or an Event of Default has occurred and is continuing or would result therefrom.

         9.5 No Indebtedness. Create, incur, assume or suffer to exist any Debt in excess of $10,000, except (i) Debt incurred pursuant to the Facility Documents and (ii) Subordinated Debt.

         9.6 Consolidations, Mergers and Sales of Assets. Consolidate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of its assets to any other Person other than pursuant to the Facility Documents.

         9.7 ERISA. Adopt, maintain, contribute to or incur or assume any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan.

         9.8 Investments in Other Persons. Except as otherwise provided herein or in the Purchase Agreement, make or hold any Investment in any Person.

         9.9 Transactions with Affiliate. Engage in any transaction with Edison or any other Affiliate of the Borrower except pursuant to, or as contemplated by, the Facility Documents, the Administrative Services Agreement or the Office Lease or in connection with the MLMC Warrant Agreement or the School Services Warrant Agreement.

         9.10 Purchase Agreement; Pledge Agreement. (i) Cancel or terminate the Purchase Agreement or the Pledge Agreement or consent to or accept any cancellation or termination thereof except, in the case of the Pledge Agreement, in strict accordance with the terms thereof, (ii) amend, supplement or otherwise modify any term or condition of the Purchase Agreement or the Pledge Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Purchase Agreement or the Pledge Agreement or (iv) take any other action under the Purchase Agreement or the Pledge Agreement not required by the terms thereof that could impair the value of any rights or interests of the Borrower, the Agent or the Lenders thereunder.

         9.11 Lockboxes. (i) Direct that payments on the Contracts be made to any address or Person other than a Permitted Lockbox or a Lockbox Account; (ii) suffer or permit any funds other than Collections to be mailed to Permitted Lockboxes or deposited into the related Lockbox Accounts; and (iii) amend or modify any term of any Lockbox Agreement.

         9.12 Credit and Collection Policy. Consent to any change in the Credit and Collection Policy if such change could reasonably be expected to materially and adversely affect the collectibility or enforceability of the Receivables or the ability of the Servicer to perform its obligations under the Purchase Agreement.

         9.13 Liquidation; Dissolution. Liquidate or dissolve or take any action in furtherance thereof.

SECTION 10. DEFAULTS, REMEDIES AND TERMINATION.

         10.1 Events of Default. If one or more of the following events ("Events of Default") shall occur and be continuing:

                  (a) the Borrower shall fail to pay when due any Interest on the Loan, or any fees or other amount payable hereunder or under the Fee Letter, and such failure shall continue for one (l) Business Day; or

                  (b) the Borrower shall fail to make any payment or prepayment of principal when due; or

                  (c) the Borrower shall fail to observe or perform any covenant contained in Section 8.16 for 10 days after the earlier to occur of (i) written notice thereof to the Borrower by the Agent or any Lender and (ii) knowledge thereof by the Borrower or the Servicer; or

                  (d) except as otherwise provided in this Section 10.1, the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement for 30 days after the earlier to occur of (i) written notice thereof to the Borrower by the Agent or any Lender and (ii) knowledge thereof by the Borrower or the Servicer; or

                  (e) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) for 30 days after the earlier to occur of (i) written notice thereof to the Borrower by the Agent or any Lender and (ii) knowledge thereof by the Borrower or the Servicer; or

                  (f) (i) a judgment or order for the payment of money in excess of $10,000 shall be entered against the Borrower, or (ii) a judgment or order for the payment of money in excess of $5,000,000 shall be entered against Edison and, in either case, such judgment or order shall continue unsatisfied and unstayed for a period of 30 days after entry of such order; or

                  (g) (x) the first priority perfected security interest of the Agent (for the benefit of the Lenders) in and to the Collateral is revoked or invalidated, or otherwise ceases to be a first priority perfected security interest in favor of the Agent (for the benefit of the Lenders)in and to the Collateral for the earlier of (i) one Business Day after actual knowledge thereof by the Borrower and (ii) one Business Day after written notice thereof has been given to the Borrower by the Agent or any Lender or, in either case, such longer period (not to exceed five Business Days as determined in consultation with, and with the consent of, the Lenders) as the Borrower, acting in good faith and with all due diligence, requires to re-establish the first priority perfected security interest of the Agent (for the benefit of the Lenders) in and to the Collateral or (y) except as may be required by the express terms of the Pledge Agreement, the first priority perfected security interest of the Borrower in and to the Pledge Agreement Collateral is revoked or invalidated, or otherwise ceases to be a first priority perfected security interest in the Pledge Agreement Collateral for the earlier of (i) one Business Day after actual knowledge thereof by the Borrower or (ii) one Business Day after written notice thereof has been given to the Borrower by the Agent or any Lender or, in either case, such longer period (not to exceed five Business Days as determined in consultation with, and with the consent of, the Lenders) as the Borrower, acting in good faith and with all due diligence, requires to re-establish the first priority perfected security interest of the Borrower in the Pledge Agreement Collateral or (z) Edison, as the pledgor under the Pledge Agreement, shall fail to observe or perform any covenant or agreement contained in the Pledge Agreement; or

                  (h) an Event of Bankruptcy shall occur with respect to the Borrower or Edison; or

                  (i) (x) the Borrower shall fail to pay any Debt of at least $10,000 when due and such failure shall continue beyond the applicable grace period, or the Borrower shall otherwise default under any agreement or instrument and such default shall continue beyond the applicable grace period and the effect of such default is to accelerate or to permit the acceleration of the Debt or other obligation thereunder; or (y) Edison shall fail to pay any principal of, or interest on, any Debt that is outstanding in a principal amount of at least $5,000,000 when due and such failure shall continue beyond the applicable grace period, or Edison shall otherwise default under any agreement or instrument in a principal amount of at least $5,000,000 and such default shall continue beyond the applicable grace period and the effect of such default is to accelerate the Debt governed by such agreement or instrument; or

                  (j) except as otherwise provided in this Section 10.1, a Servicer Default shall have occurred and be continuing and the Required Lenders, in their sole discretion, shall have declared an Event of Default hereunder; or

                  (k) the average of the Default Ratios for any three (3) consecutive Monthly Periods shall exceed 25%; the average of the Dilution Ratios for any three (3) consecutive Monthly Periods shall exceed 20%; or the average of the Cash Collection Ratios for any three (3) consecutive Monthly Periods shall be less than 20%; or

                  (l) a Change of Control of Edison shall have occurred or Edison shall cease to own 100% of the membership interests (other than non-economic "special membership" interests) of the Borrower or any Person shall have a Lien on all or any portion of the membership interests of the Borrower (other than a Lien on distributions permitted by the terms hereof in respect of the Borrower's membership interests); or

                  (m) the occurrence of a "Termination Event" under and as defined in the Purchase Agreement; or

                  (n) the Borrower's capital shall at any time be less than 9% of the Outstanding Balance of all Receivables and shall continue to be less that 9% of such balance for (5) Business days; or

                  (o) there shall be pending any litigation, investigation or proceeding, or any material adverse development in any such litigation shall have occurred, which the Borrower is required to disclose pursuant to Section 8.12, which in the reasonable opinion of the Required Lenders is likely to materially adversely impair the ability of the Borrower to perform its obligations under this Agreement; or

                  (p) any provision (except any provision that shall be immaterial to the Lenders) of any Facility Document shall for any reason cease to be a legal, valid and binding obligation of the Borrower or Edison, as applicable, or the Borrower or Edison, as applicable, shall so state in writing; or

                  (q) the Limited Liability Company Agreement, the certificate of formation of the Borrower or the Administrative Services Agreement shall be amended, supplemented or otherwise modified without the consent of the Required Lenders (except as expressly permitted hereunder); or

                  (r) the occurrence of any event which materially adversely affects (i) the collectibility of a material portion of the Receivables or (ii) the ability of the Servicer to collect the Receivables or perform its obligations under the Purchase Agreement; or

                  (s) Edison shall fail to maintain at least the types of insurance set forth in Schedule I hereto in at least the minimum amounts set forth in Schedule I hereto (and such additional types of insurance in such greater amounts as may be required from time to time under any Contract) or any such insurance shall be issued by an insurance company or companies not licensed to do business in the applicable state(s) or not rated "A" or better by A.M. Best Company and, in any such case, such failure or condition shall continue or exist for 30 days after the earlier to occur of (i) written notice thereof to the Borrower by the Agent or any Lender and (ii) knowledge thereof by the Borrower or the Servicer; or

                  (t) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.09 of the Purchase Agreement for 10 days after the earlier of (i) written notice thereof by the Agent or any Lender to the Borrower and (ii) knowledge thereof by the Borrower or the Servicer; or

                  (u) Edison shall fail to observe or perform any covenant or agreement contained in the MLMC Warrant Agreement or the School Services Warrant Agreement (or any warrant issued in connection therewith); or

                  (v) the School Services Loan Agreement (or any document, instrument or agreement related thereto) creates or purports to create a Lien on all or any portion of the Collateral (except as expressly contemplated in the Pledge Agreement);

then, and in every such event and so long as such Event of Default shall be continuing, the Agent may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, (i) by notice to the Borrower and the Servicer (such notice, a "Notice of Termination") (x) terminate the Commitment whereupon the Commitment and each Lender Commitment shall terminate and (y) declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, or any other Event of Default specified in clause (h) above which has the effect of staying actions against the Borrower, without any notice to the Borrower or any other act by the Agent or any Lender, the Commitment (and each Lender Commitment) shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) exercise any or all of the rights and remedies set forth in this Agreement and under applicable law.

         10.2 Default Remedies. In addition to (and without limiting the Agent's or the Lenders' remedies under) Section 12.4, if an Event of Default shall have occurred and be continuing, the Agent may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, exercise any right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or agreement contained in the Facility Documents or for an injunction against a violation of any of the terms of the Facility Documents or in aid of any exercise of any power granted to the Agent or the Lenders in the Facility Documents, or may proceed to enforce payment of the Loan or to enforce any other legal or equitable right of the Agent or any Lenders. No remedy herein (including, without limitation, in Section 12 hereof) conferred upon the Agent or any Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. No course of dealing on the part of the Agent or any Lender, or any delay or failure on the part of the Agent or any Lender to exercise any right or power, shall operate as a waiver of such right or power or otherwise prejudice the rights, powers and remedies of the Agent or any Lender. No failure to insist upon strict compliance with any covenant, term, condition or other provision of the Facility Documents or the Notes shall constitute a waiver by the Lenders of any such covenant, term, condition or other provision or of any Default or Event of Default in connection therewith. To the extent effective under applicable Law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or that may hereafter exist that, but for this provision, might be applicable to any sale made under any judgment, order or decree of any court, or otherwise, based on the Loan or on any claim for interest in respect of the Loan. If an Event of Default shall occur and be continuing, the Borrower will pay to the Agent, to the extent not prohibited by applicable Law and not paid in accordance with
Section 12.4 hereof, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection and of the taking of remedial actions and the maintenance of enforcement proceedings, including, without limitation, reasonable attorneys' fees and disbursements.

SECTION 11. INDEMNIFICATION; FUNDING LOSSES; EXPENSES.

         11.1 Indemnification. (a) The Borrower agrees to indemnify and hold harmless the Agent, each Lender, the directors, officers, employees, advisors, agents and Affiliates of the Agent and each Lender and each Person who controls the Agent or Lender within the meaning of the Securities Act or the Exchange Act from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorneys' fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, whether or not the Agent or any Lender is a party thereto, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which any of them may become subject to the extent that any such claims, damages, losses, liabilities, costs or expenses arise under, in connection with or otherwise relate to the transactions contemplated herein or in any other Facility Document (regardless of whether the indemnified person is a party thereto), including, without limitation, any litigation relating to the proposed or actual use of the proceeds of any Borrowing, or under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise; provided, that the Borrower shall not be liable to the Agent or any Lender for any (i) losses incurred by the Agent or such Lender as a result of the fraudulent actions, gross negligence or willful misconduct of the Agent or such Lender or (ii) losses, claims, damages, liabilities and expenses arising out of the imposition by any taxing authority of any federal income, state or local income or franchise taxes, or any other taxes imposed on or measured by gross or net income, gross or net receipts, capital, doing business taxes, net worth and similar items (including any interest, penalties or additions with respect thereto) upon the Agent or such Lender (including any liabilities, costs or expenses with respect thereto) or any other tax or similar charge which is excluded from indemnification pursuant to the express terms of this Agreement. The foregoing is in addition to any rights (including without limitation rights to indemnity) to which the Agent or any Lender may otherwise be entitled; provided that this provision shall not entitle the Agent or any Lender to be paid hereunder twice for the same loss.

                  (b) The obligations of the Borrower under this Section 11.1 shall be in addition to any liability which it may otherwise have and shall extend, upon the same terms and conditions, to each Person, if any, who controls the Agent or any Lender within the meaning of the Securities Act and to each director of the Agent and each Lender.

                  (c) Promptly upon receipt by the Agent or any Lender under this Section 11.1 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against the Agent or such Lender, the Agent or such Lender, as the case may be, shall, if a claim in respect thereof is to be made against the Borrower hereunder, notify the Borrower in writing of the commencement thereof. The Borrower may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense. No settlement of any suit, action, claim proceeding or investigation (regardless of which party is controlling the defense) shall be made without the approval of the Borrower and the Agent or Lender, as the case may be, such approval not to be unreasonably withheld, delayed or conditioned. After notice from the Borrower to the Agent or such Lender of its intention to assume the defense thereof with counsel reasonably satisfactory to the Agent or such Lender, as the case may be, and so long as the Borrower so assumes, and diligently proceeds with, the defense thereof in a manner reasonably satisfactory to the Agent or such Lender, as the case may be, the Borrower shall not be liable for any legal expenses of separate counsel for the Agent or such Lender in connection with such suit, action, claim, proceeding or investigation unless there shall be a conflict between the interests of the Borrower and the Agent or such Lender, as the case may be, in which case the Agent or such Lender shall have the right to employ one separate counsel to represent it (at the Borrower's expense). If the Borrower assumes the defense of any suit, the Borrower shall use all reasonable efforts to (i) consult, from time to time, with the Agent or such Lender, as the case may be, about the strategy being pursued, (ii) promptly inform the Agent or such Lender of any material developments in such suit, and (iii) forward to the Agent or such Lender promptly after receipt thereof copies of any notices, filings, requests or other written materials relating to such suit, and if the Agent or such Lender reasonably determines that the defense being carried out by the Borrower materially adversely affects the interests of the Agent or such Lender, as the case may be, the Agent or such Lender shall notify the Borrower of such effect and the Borrower and the Agent or such Lender shall use reasonable efforts to agree on a defense strategy that is acceptable to both parties and, failing such agreement within 20 days of the aforesaid notice, the Borrower shall pay the reasonable expenses of separate counsel retained by the Agent or such Lender, as the case may be.

                  (d) The Agent and each Lender shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification; provided, that neither the Agent nor any Lender shall be obligated to take any action which would subject the Agent or such Lender to any unreimbursed cost or expense or which would otherwise be disadvantageous to the Agent or such Lender.

                  (e) The agreement, indemnities and other statements of the Borrower in or made pursuant to this Section 11.1 will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Agent or any Lender or any of the officers, directors or controlling persons referred to in this Section 11.1. The provisions of this Section 11.1 shall survive the termination of the Commitment and the payment of the Loans and all other amounts payable hereunder and shall survive the termination or cancellation of this Agreement.

         11.2 Funding Losses. If the Borrower makes, or any Lender otherwise receives, any payment in respect of principal of the Loan other than on a Monthly Payment Date, the Borrower shall indemnify such Lender for any loss, cost or expense ("Funding Loss") incurred by such Lender as a result thereof, including without limitation any loss, cost or expense from employing, obtaining or liquidating deposits from third parties. The amount of any Funding Loss shall be determined in good faith by the affected Lender, and in the absence of manifest error or bad faith, such Lender's determination shall be conclusive and binding; provided that the affected Lender shall have delivered to the Borrower a certificate setting forth, in reasonable detail, the calculation employed by such Lender to determine the amount of the Funding Loss claimed.

         11.3 Expenses. The Borrower agrees, promptly upon receipt of a written invoice, to pay or cause to be paid, and to save the Agent and each Lender harmless against liability for the payment of, all reasonable out-of-pocket expenses, accountant's and other third parties' fees and expenses (including the reasonable fees and expenses of counsel) and any filing fees and expenses incurred by the Agent or any Lender (but excluding salaries and overhead costs of the Agent and each Lender) incurred by or on behalf of the Agent or any Lender (i) in connection with the negotiation, execution, delivery and preparation of this Agreement and the other Facility Documents and the transactions contemplated by or undertaken pursuant to or in connection herewith or therewith (including, without limitation, the perfection or protection of the security interest of the Agent (for the benefit of the Lenders) in the Collateral) and (ii) from time to time (a) relating to any requested amendments, waivers or consents under the Facility Documents, (b) arising in connection with the Agent's enforcement or preservation of its rights (including, without limitation, the perfection and protection of its interest in the Collateral) under the Facility Documents, or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving the Facility Documents.

SECTION 12. SECURITY INTEREST.

         12.1 Grant of Security Interests. (a) In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all of the obligations of the Borrower hereunder, the Borrower hereby grants to the Agent (for the benefit of the Lenders) a continuing security interest in and to all of the Borrower's right, title and interest, whether now owned or existing or hereafter acquired or arising and regardless of where located, in and to all accounts, contract rights, general intangibles, chattel paper, instruments, money, deposit accounts, investment property and financial assets arising from, related or credited to or consisting of (a) (i) the Receivables, (ii) the Related Security with respect to such Receivables, (iii) all Collections, including all cash collections and other cash proceeds of the Receivables and (iv) any Lockbox Account and the Cash Collateral Account (and all amounts from time to time on deposit therein), (b) the Purchase Agreement (including (1) all moneys due or to become due to the Borrower from Edison under or in connection with the Purchase Agreement and (2) all rights, remedies, powers, claims and privileges under the Purchase Agreement and/or of the Borrower against Edison or the Servicer under or in connection with the Purchase Agreement), (c) the Pledge Agreement and the Pledge Agreement Collateral (including all rights, remedies, powers, claims and privileges under or in connection with the Pledge Agreement and/or with respect to the Pledge Agreement Collateral) and (d) all cash and non-cash Proceeds of any of the foregoing (all being collectively referred to as the "Collateral").

                  (b) The Security Interests are granted as security only and shall not subject the Agent or any Lender to, or transfer or in any way affect or modify, any obligation or liability of the Borrower or the Servicer with respect to any of the Collateral or any transaction in connection therewith.

         12.2 Further Assurances; Protection of Lender's Security Interest. (a) In connection with the grant under Section 12.1, the Borrower agrees to record and file, at its own expense, financing statements with respect to the Collateral, whether now existing and hereafter created or acquired, suitable to reflect the transfer of accounts, general intangibles, instruments and chattel paper (each as defined in Article 9 of the UCC) and meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the pledge of the Collateral to the Agent (for the benefit of the Lenders).

                  (b) The Borrower shall maintain its books and records so that such records shall indicate clearly that the Borrower's right, title and interest in the Collateral has been collaterally assigned by the Borrower to the Agent (for the benefit of the Lenders).

                  (c) The Borrower agrees that from time to time, at its sole expense, it shall promptly authenticate and deliver all additional instruments and documents and take all additional actions that the Agent may reasonably request in order to perfect the interests of the Agent (for the benefit of the Lenders) in and to, or to protect, the Collateral or to enable the Agent (for the benefit of the Lenders) to exercise or enforce any of its rights thereunder and hereunder. To the fullest extent permitted by applicable Law, the Agent shall be permitted, and the Borrower hereby authorizes the Agent, to file amendments to financing statements and assignments thereof consistent with the terms of this Agreement (including any amendment hereto or other modification hereof). Carbon, photographic or other reproductions of this Agreement or any financing statement shall be sufficient as a financing statement.

         12.3 General Authority. The Borrower hereby irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of the Borrower, or otherwise, for the sole use and benefit of the Agent (on behalf of the Lenders), but at the Borrower's expense, to the extent permitted by Law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

                           (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due thereon or by virtue thereof,

                           (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

                           (iii) to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as fully and effectually as if the Agent (on behalf of the Lenders) were the absolute owner thereof, and

                           (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Agent shall give the Borrower 10 days prior written notice of the time and place of any sale or other intended disposition of any of the Collateral. The Borrower agrees that such notice constitutes "reasonable authenticated notification of disposition" within the meaning of Section 9-611 of the UCC.

         12.4 Remedies upon Event of Default. (a) If any Event of Default has occurred and is continuing, the Agent (on behalf of the Lenders) may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, exercise all rights of a secured party under the applicable UCC and, in addition, the Agent (on behalf of the Lenders) may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of Law, (i) apply all amounts on deposit in the Cash Collateral Account in accordance with Section 12.5, (ii) succeed to the Borrower's rights with respect to servicing under the Purchase Agreement, (iii) exercise its rights and remedies under any Lockbox Agreement, (iv) exercise the rights and remedies contemplated in the Pledge Agreement (but only if there has been a default by Edison in the payment or performance of any of the obligations secured by the Pledge Agreement Collateral) and (v) sell the Collateral or any part thereof in any commercially reasonable manner at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Agent may deem satisfactory. The Borrower will execute and deliver such documents and take such other action as the Agent reasonably deems necessary or advisable in order that any such sale may be made in compliance with Law. Upon any such sale, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Borrower which may be waived, and the Borrower, to the extent permitted by Law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any Law now existing or hereafter adopted. The Agent, instead of exercising the power of sale herein conferred upon it, may (on behalf of the Lenders) proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

                  (b) For the purpose of enforcing any and all rights and remedies under this Agreement, the Agent shall have access to and may use the Borrower's books and records relating to the Collateral and the Borrower shall
(i) deliver to the Agent such information relating to the Collateral as the Agent may reasonably request and (ii) deliver to the Agent all Records required to the be maintained pursuant to this Agreement relating to the Collateral and take all such other actions as are necessary to enable to the Agent to protect and enforce its rights in the Collateral (on behalf of the Lenders).

         12.5 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any realization upon, or sale of, the Collateral shall be applied by the Agent in the following order of priorities:

                  first, to payment of the expenses of such realization or sale, including reasonable compensation to agents and counsel for the Agent, and all reasonable expenses, liabilities and advances incurred or made by the Agent in connection therewith, and any other unreimbursed expenses (including the reasonable fees and expenses of counsel) for which the Agent or any Lender is to be reimbursed pursuant to Section 11 of this Agreement and unpaid fees owing to the Agent or any Lender under this Agreement;

                  second, to the payment of accrued but unpaid interest on the Secured Obligations in accordance with this Agreement;

                  third, to the payment of unpaid principal of the Secured Obligations;

                  fourth, to the ratable payment of all other Secured Obligations, until all Secured Obligations shall have been paid in full; and
                  finally, to payment to the Borrower or its successors or assigns, or as a court of competent jurisdiction may direct or as required by applicable law.

         12.6 Termination of Security Interests; Release of Collateral. Upon the repayment in full of all Secured Obligations and the termination of the Commitment under this Agreement, the Security Interests shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination of the Security Interests, the Agent will, at the expense of the Borrower, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence the termination of the Security Interests.

         (ii) Without limiting the generality of preceding clause (i), upon the termination of the Borrower's security interest in some or all of the Collateral (as defined in the Pledge Agreement) in accordance with the terms of the Pledge Agreement, the security interest of the Agent (for the benefit of the Lenders) in the Pledge Agreement Collateral shall terminate at the same time and to the same extent. Upon (and to the extent of) such termination of the security interest of the Agent (for the benefit of the Lenders) in the Pledge Agreement Collateral, the Agent will, at the expense of the Borrower, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence the termination of such security interest.

SECTION 13. MISCELLANEOUS.

         13.1 Notices. (a) All communications under this Agreement or the Notes shall be in writing and shall be delivered or mailed or sent by facsimile transmission or electronic transmission and confirmed in writing (i) if to the Agent or MLMC, as a Lender, at the following address:

                  Merrill Lynch Mortgage Capital Inc.
                  4 World Financial Center
                  22nd Floor
                  New York, New York  10080
                  Attention:         Drew Nugent
                  Telephone No:      (212) 449-8246
                  Telecopier No:     (212) 449-6673
                  E-mail:            drewnugent@exchange.ml.com

(ii) if to School Services, at the following address:

                  School Services LLC
                  c/o Leeds Weld & Co.
                  660 Madison Avenue, 15th Floor
                  New York, New York  10021
                  Attention:         Jeffrey T. Leeds
                  Telephone No:      (212) 835-2001
                  Telecopier No:     (212) 835-2020


and (iii) if to the Borrower, at the following address:

                  Edison Receivables Company LLC
                  529 Fifth Avenue, 11th Floor
                  New York, New York  10017
                  Attention:         Christopher J. Scarlata
                  Telephone No:      (212) 599-2655
                  Telecopier No:     (212) 599-2652

with a copy to the Servicer, at the following address:

                  Edison Schools Inc.
                  521 Fifth Avenue, 11th Floor
                  New York, New York  10175
                  Attention:         Christopher D. Cerf
                  Telephone No:      (212) 419-1665
                  Telecopier No:     (212) 419-1729
                  E-mail:            ccerf@edisonschools.com

or at such other address or facsimile number as the parties shall have furnished in writing to each other.

                  (b) Any written communication so addressed and mailed by certified or registered mail, return receipt requested, shall be deemed to have been given when so mailed. All other written communications shall be deemed to have been given upon receipt thereof.

         13.2 Survival. All representations, warranties and covenants made by the Borrower herein or by the Borrower in any certificate or other instrument delivered under or in connection with this Agreement shall be considered to have been relied upon by the Agent and the Lenders and shall survive regardless of any investigation made by the Agent or any Lender or on the Agent's or any Lender's behalf.

         13.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns permitted hereunder. Whether or not expressly so stated, the provisions of Sections 11.1 and 11.3 hereof shall be for the benefit of, and shall be enforceable by, any Person who shall no longer be a Lender hereunder but who shall have incurred any expense or been subjected to any liability referred to therein while, or on the basis of being, a Lender.

         13.4 Amendment and Waiver. This Agreement and the Notes may be amended or supplemented, and the observance of any term hereof or thereof may be waived, with the written consent of the Borrower and the Required Lenders, provided, however, that no such amendment, supplement or waiver shall, without the written consent of all Lenders, (a) change, with respect to the Loan, the amount or time of any required prepayment or payment of principal or premium or the rate or time of payment of interest, or change the funds in which any prepayment or payment on the Loan is required to be made; (b) reduce or increase the Borrowing Base (including by way of amendment to any of the defined terms used in the definition of "Borrowing Base"), (c) reduce the percentage of the aggregate principal amount of Loan required for any amendment, consent or waiver hereunder or amend or waive any section or provision of this Agreement which by its terms requires the consent of each Lender (including, without limitation, the definitions of "Expiration Date" and "Maturity Date"); (d) release any material Lien on any of the Collateral or affect the priority thereof, (e) change the application of proceeds in Section 12.5 or (f) permit the Borrower to assign or transfer any of its rights and obligations under this Agreement or the other Facility Documents.

         13.5 Counterparts. This Agreement may be executed and delivered simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

         13.6 Reproduction of Documents. This Agreement and all documents relating hereto (other than the Note's), including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Agent, the Lenders or the Borrower, as the case may be, on any Closing Date, and (c) certificates and other non-proprietary information heretofore or hereafter furnished to the Agent, the Lenders or the Borrower may be reproduced by the receiving party by any photographic or other similar process and such receiving party may destroy any original document so reproduced; provided, however, that, subject to compliance with Section 13.8 hereof, there shall be no restriction on the Agent's, any Lender's or the Borrower's ability to reproduce this Agreement and related documents for use by the Agent, such Lender, the Borrower, or any Affiliate thereof. The Agent and each Lender agrees not to use Borrower's trademarks without written permission or to use same in a way that imperils Borrower's use of such trademarks. The Agent, each Lender and the Borrower each stipulate that, to the extent permitted by applicable law and court or agency rules, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Agent, any Lender or the Borrower, as the case may be, in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall be admissible in evidence to the same extent.

         13.7 GOVERNING LAW; Consent to Jurisdiction and Venue. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. Each of the Agent, each Lender and the Borrower hereby irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to the Facility Documents or any Note may be brought in any court of record in the State of New York or in the courts of the United States of America located in such State, (ii) consents to the nonexclusive jurisdiction of each such court in any such suit, action or proceeding, and (iii) waives any objection which it may have to the laying of venue of any such claim that any such suit, action or proceeding has been brought in an inconvenient forum and covenants that it will not seek to challenge the jurisdiction of any such court or seek to oust the jurisdiction of any such court, whether on the basis of inconvenient forum or otherwise. Each of the Agent, each Lender and the Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing copies of such process to the Agent, such Lender or the Borrower, as the case may be, at its address for notices provided in
Section 13.1 hereof. Each of the Agent, each Lender and the Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 13.7 shall be by registered or certified mail, return receipt requested. Nothing in this
Section 13.7 shall affect the Agent's, any Lender's or the Borrower's right to serve legal process in any other manner permitted by law or affect any party's right to bring any suit, action or proceeding against any other party or any of its properties in the courts of any other jurisdiction.

         13.8 Confidentiality. The Borrower, the Agent and each Lender (each, a "Recipient") shall hold all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith ("Transactions") in accordance with customary procedures for handling confidential information of this nature and will not disclose such information to outside parties, but may make disclosure (a) to their respective directors, officers, employees, agents, counsel, auditors and other representatives (collectively, "Representatives") who need to know such non-public information for purposes of evaluating the Transactions, who are informed of the confidential nature of such non-public information and who agree to be bound by the terms of this Section 13.8, (b) as reasonably required by a bona fide transferee, including any Assignee or participant (or prospective transferee, including any prospective Assignee or participant which agrees in writing to comply with this Section 13.8), (c) as necessary in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance of this Agreement and (d) as required or requested by any Official Body or pursuant to legal process or as required by applicable Law; provided, that non-public information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Recipient or its Representatives, (ii) was available to a Recipient on a nonconfidential basis prior to its disclosure to such Recipient by the other party or such other party's Representative or (iii) becomes available to a Recipient on a non-confidential basis from a source other than the other party or such other party's Representatives, who is not known by such Recipient to be bound by a confidentiality agreement with the Recipient or otherwise prohibited from transmitting the information to such Recipient. In the event that the Borrower, the Agent or any Lender (as applicable, the "disclosing party") is so required or requested to make any disclosure pursuant to clause
(d) above, it is agreed that the disclosing party shall use reasonable efforts to give prompt notice of such requirement or request so that such other party may seek an appropriate protective order. As determined on any date, the obligations under this Section 13.8 shall terminate one year following the then current Expiration Date described in clause (i) of the definition thereof but in no event shall such obligations terminate more than two years following such determination date.

         13.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY THIS AGREEMENT, ANY NOTE OR ANY OTHER CONTRACT, INSTRUMENT, DOCUMENT, OR AGREEMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OTHER PERSON.

         13.10 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under the Facility Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and each Lender under the Facility Documents are cumulative and not exclusive of any rights or remedies which the Agent or the Lenders would otherwise have.

         13.11 No Discharge. The obligations of the Borrower under the Facility Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Facility Documents or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by any Lender of any balance of any deposit account or credit on its books in favor of the Borrower, or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which could operate as a discharge of the Borrower as a matter of Law.

         13.12 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         13.13 Prior Understandings. This Agreement and the other Facility Documents set forth the entire understanding of the parties relating to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, whether written or oral, including the Receivables Commitment Letter, dated June 4, 2002, from MLMC to the Borrower and Edison.

         13.14 Set-Off. In addition any rights and remedies of the Lenders hereunder and by Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower or any Affiliate thereof. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

         13.15 Recourse. Each of the Agent and the Lenders acknowledge and agree that (i) the Loan is solely an obligation of the Borrower (and not an obligation of Edison) and (ii) subject to the rights, remedies, powers and privileges of the Agent and the Lenders (whether express or implied) under or in connection with this Agreement, the Purchase Agreement and the Pledge Agreement, no assets of Edison will be available to satisfy the obligations of the Borrower under this Agreement.

SECTION 14. THE AGENT.

         14.1 Authorization and Action. (a) Each Lender hereby appoints MLMC as Agent hereunder and under the other Facility Documents and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

                  (b) Except for actions which the Agent is expressly required to take pursuant to this Agreement or any other Facility Document, the Agent shall not be required to take any action which (i) exposes the Agent to personal liability unless the Agent shall receive further assurances to its satisfaction from the Lenders of the indemnification obligations under Section 14.6 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action or (ii) is contrary to applicable law. Subject to
Section 14.7 hereof, the appointment and authority of the Agent hereunder and under the other Facility Documents shall terminate at the later to occur of (i) the payment to (A) each Lender of all Secured Obligations owing to each such Lender hereunder and (B) the Agent of all Secured Obligations owing to the Agent hereunder and (ii) the termination of this Agreement.

                  (c) If the Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Facility Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders (unless the express terms of this Agreement or any other Facility Document requires the Agent to receive instructions from each Lender); and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Facility Document in accordance with the instructions of the Required Lenders (unless the express terms of this Agreement or any other Facility Document requires the Agent to receive instructions from each Lender). In furtherance of the foregoing, unless the express terms of this Agreement or any other Facility Document so requires, Lenders comprising less than the Required Lenders shall not have the right, power or authority to direct the Agent to act or take any action (or to refrain from acting or taking any action) under this Agreement or any other Facility Document.

         14.2 UCC Filings. The Lenders expressly recognize and agree that the Agent may be listed as the assignee or secured party of record on, and the Lenders expressly authorize the Agent to execute, authenticate and file on their behalf as their agent, the various UCC filings required to be made hereunder and under the other Facility Documents in order to perfect and protect the Agent's security interest (for the benefit of the Lenders) in the Collateral, that such listing, execution and/or authentication shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Lenders and that such listing, execution and/or authentication will not affect in any way the status of the Lenders as the beneficial holders of the security interest in the Collateral. In addition, such listing, execution, authentication or filing shall impose no duties on the Agent other than those expressly and specifically undertaken in accordance with this Section 14.

         14.3 Agents' Reliance; Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Receivables as Servicer pursuant to Section 12.4(a) hereof) or the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by the Borrower or Edison in connection with this Agreement or any other Facility Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Facility Document on the part of the Borrower or Edison or to inspect the property (including the books and records) of the Borrower or Edison; (iv) shall have no responsibility to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Facility Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or electronic means) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

         14.4 Non-Reliance on the Agent. Without limiting the generality of any other provision of this Agreement, each of the Lenders expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or Edison, shall be deemed to constitute any representation or warranty by the Agent to any such Person. Each of the Lenders represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and Edison and made its own decision to enter into this Agreement. Each of the Lenders also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and Edison. Except as otherwise expressly required by this Agreement or any other Facility Document, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or Edison which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         14.5 The Agent and its Affiliates. The Agent, each Lender and their respective Affiliates may generally engage in any kind of business with the Borrower or Edison or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower or Edison or any Obligor or any of their respective Affiliates, all as if such parties did not have the agency arrangements contemplated by this Agreement and without any duty to account therefor hereunder or in connection herewith.

         14.6 Indemnification. Each Lender (proportionately in accordance with its Commitment Percentage) severally agrees to indemnify the Agent (to the extent not indemnified by the Borrower or Edison), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Purchase Agreement or any other Facility Document or any action taken or omitted to be taken by the Agent under this Agreement, the Purchase Agreement or any other Facility Document; provided, that a Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the gross negligence or willful misconduct of the Agent. Without limiting the generality of the foregoing, each Lender (proportionately in accordance with its Commitment Percentage) agrees to reimburse the Agent (to the extent not reimbursed by the Borrower or Edison), promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, the Purchase Agreement or any other Facility Document; provided, that a Lender shall not be responsible for the costs and expenses of the Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

         14.7 Successor Agent. (a) The Agent may resign at any time by giving at least ninety (90) days' written notice thereof to the Borrower and each Lender. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent approved by the Borrower (which approval will not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Lenders (and approved by the Borrower) and shall have accepted such appointment within ninety (90) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which, if such successor Agent is not an Affiliate of any of the Lenders, is approved by the Borrower (which approval will not be unreasonably withheld or delayed), and which successor Agent shall be (x) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000,
(ii) an Affiliate of such a bank, or (iii) an Affiliate of MLMC and (y) experienced in the types of transactions contemplated by this Agreement.

                  (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Facility Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Facility Documents.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the Restatement Effective Date.

                                        EDISON RECEIVABLES COMPANY LLC,
                                        as Borrower

                                        By: /s/ Jay A. Rosenberg
                                            ------------------------------------
                                            Name:  Jay A. Rosenberg
                                            Title: Treasurer

                                        MERRILL LYNCH MORTGAGE CAPITAL INC.,
                                        as a Lender

                                        By: /s/ Michael Blum
                                            ------------------------------------
                                            Name:  Michael Blum
                                            Title: Managing Director

Address for Funds Transfer:                 Bankers Trust, New York, NY
                                            ABA No.:  021-001-033
                                            Account No.:  008-12-914
                                            Reference:  MLMCI Matchbook

                                            SCHOOL SERVICES LLC,
                                            as a Lender

                                        By: /s/ Robert Bernstein
                                            ------------------------------------
                                            Name:  Robert Bernstein
                                            Title: Treasurer

Address for Funds Transfer:                 HSBC Bank USA
                                            ABA No.:  021-001-088
                                            Account No.:  134019415
                                            For Credit to:  Leeds Equity
                                                            Advisors Inc.

                                        MERRILL LYNCH MORTGAGE CAPITAL INC.,
                                        as Agent

                                        By: /s/ Michael Blum
                                            ------------------------------------
                                            Name:  Michael Blum
                                            Title: Managing Director

                   [SIGNATURE PAGE TO EDISON CREDIT AGREEMENT]

                                                                       EXHIBIT A

                                 [Form of Note]

                                 PROMISSORY NOTE

$                                                                       , 200
 --------------------                              ---------------------     ---
                                                              New York, New York

            FOR VALUE RECEIVED, Edison Receivables Company LLC, a Delaware limited liability company, (the "Borrower") for value received, hereby promises to pay to _________________________ (the "Lender") or its assigns, the principal sum of $_________ Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Credit Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of this Note, in like money and funds, for the period commencing on the [Initial Closing Date] [date hereof] until this Note shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

            The date and amount of each increase in the principal balance of the Loan made by the Lender and the interest rate applicable to each Tranche shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof.

            This Note is one of the Notes referred to in the Amended and Restated Credit and Security Agreement (as modified and supplemented and in effect from time to time, the "Credit Agreement") dated as of July 31, 2002, among the Borrower, the Lender, the other lenders party thereto and Merrill Lynch Mortgage Capital Inc., as Agent, and evidences the unpaid principal amount of the Loan made by the Lender thereunder. [All amounts outstanding on the Restatement Effective Date under the Note issued in connection with the Original Credit Agreement remain outstanding on the Restatement Effective Date under this Note.] Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

            The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Loan upon the terms and conditions specified therein. This Note is secured by the Collateral in accordance with and entitled to the benefits of the Credit Agreement.

            The Borrower agrees to perform and observe duly and punctually each of the covenants and agreements set forth in the Credit Agreement. All such covenants and agreements are incorporated by reference in this Note, and this Note shall be interpreted and construed as if all such covenants and agreements were set forth in full in this Note at this place.

            The Borrower hereby waives diligence, presentment, demand and notice of any kind. The non-exercise by the holder hereof of any right in any one instance shall not limit the other (or further) exercise of that right in that (or any other) circumstances.

            By its holding of this Note, the Lender shall be deemed to accept the terms of the Credit Agreement and agrees to be bound thereby.

            This Note shall be governed by and construed in accordance with the law of the State of Delaware.

            IN WITNESS WHEREOF, EDISON RECEIVABLES COMPANY LLC has caused this Note to be duly executed on its behalf by its officers thereunto duly authorized.

                                    EDISON RECEIVABLES COMPANY LLC


                                    By:
                                         -------------------------------
                                         Name:
                                         Title:

                                  LOAN SCHEDULE

      The Note evidences the aggregate principal balance of the Loan made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

   Date of      Principal     Interest    Amount Paid     Unpaid      Notation
  Borrowing     Amount of       Rate      or Prepaid    Principal     Made By
                Borrowing                               Amount of
                                                         the Loan







                                      S-V-1

                                TABLE OF CONTENTS

                                                                             PAGE

SECTION 1.  INTERPRETATION OF AGREEMENT AND NOTES........................      1

1.1          Definitions.................................................      1

1.2          Interpretation and Construction.............................     19

1.3          Amendment and Restatement...................................     20

SECTION 2.  COMMITMENT...................................................     20

2.1          The Loan....................................................     20

2.1A         Restatement Effective Date Transactions; Etc................     21

2.2          Borrowings; Closings........................................     21

2.3          Selection of LIBOR Periods; Interest Rates..................     22

2.4          Security Interests..........................................     23

2.5          Indemnity for Taxes, Reserves and Expenses..................     23

2.6          Unused Commitment Fee.......................................     25

2.7          Fee Letter..................................................     25

2.8          Termination of Commitment...................................     25

2.9          Reports.....................................................     25

SECTION 3.  GENERAL REPRESENTATIONS AND WARRANTIES OF THE BORROWER.......     26

3.1          Existence and Power.........................................     26

3.2          Corporate and Governmental Authorization; No
             Contravention...............................................     26

3.3          Binding Effect..............................................     26

3.4          Litigation..................................................     26

3.5          Investment Company..........................................     27

3.6          Events of Default or Default................................     27

3.7          Use of Proceeds.............................................     27

3.8          Accurate and Complete Disclosure............................     27

3.9          Taxes.......................................................     27

3.10         Books and Records...........................................     27

3.11         Financial Condition.........................................     27

3.12         No Debt.....................................................     28

3.13         ERISA.......................................................     28


                                      -I-

                                TABLE OF CONTENTS
                                   (continued)


                                                                             PAGE
SECTION 3B. REPRESENTATIONS AND WARRANTIES OF SCHOOL SERVICES............     29

SECTION 4.  CONDITIONS TO LENDER'S OBLIGATION TO FUND THE BORROWING
            REQUEST ON THE INITIAL CLOSING DATE..........................     30

4.1          Certified Resolutions.......................................     30

4.2          Articles of Incorporation; Certificate of Formation.........     30

4.3          Good Standing Certificates; Etc.............................     30

4.4          Incumbency; Specimen Signatures; By-Laws; Etc...............     30

4.5          Financing Statements........................................     30

4.6          Lien Searches...............................................     31

4.7          Legal Opinions..............................................     31

4.8          Other Documents.............................................     31

4.9          Fees........................................................     31

4.10         Lockboxes...................................................     31

4.11         Officer's Certificates......................................     31

4.12         Contracts...................................................     31

4.13         Receivables List............................................     31

4.14         Agreed-Upon Procedures Letter...............................     31

4.15         Cash Collateral Account.....................................     31

SECTION 5.  CONDITIONS TO EACH LENDER'S OBLIGATION TO FUND BORROWING
            REQUESTS (INCLUDING THE INITIAL BORROWING REQUEST) AND
            TO MAINTAIN THE LOAN.........................................     34

5.1          Representations True; No Default or Event of Default........     34

5.2          Borrowing Base..............................................     34

5.3          Borrowing Notice; Tranche Selection Notice..................     34

5.4          Other Matters...............................................     34

5.5          Assignment Amount, Etc......................................     34

5.6          Fees........................................................     34

SECTION 6.  LOAN MATURITY; LOAN PREPAYMENTS..............................     35

6.1          Loan Maturity...............................................     35

6.2          Mandatory Prepayments.......................................     35


                                      -II-

                                TABLE OF CONTENTS
                                   (continued)


                                                                             PAGE
6.3          Voluntary Prepayments.......................................     35

6.4          Allocation of Prepayments...................................     35

6.5          Prepayment Notice...........................................     35

6.6          Payment Instructions; Etc...................................     35

SECTION 6A.  CASH COLLATERAL ACCOUNT.....................................     36

6A.1         Establishing the Cash Collateral Account....................     36

6A.2         Deposits into the Cash Collateral Account...................     36

6A.3         Withdrawals from the Cash Collateral Account................     36

SECTION 7.  ASSIGNMENTS AND PARTICIPATIONS...............................     36

7.1          Assignments.................................................     36

7.2          Participations..............................................     37

SECTION 8.  CERTAIN COVENANTS OF THE BORROWER............................     37

8.1          Notice of Default or Event of Default.......................     37

8.2          Notice of Material Adverse Change...........................     38

8.3          Purchase Agreement Notices; Pledge Agreement Notices;
             Etc.........................................................     38

8.4          Preservation of Existence...................................     38

8.5          Compliance with Laws........................................     38

8.6          Enforceability of Obligations...............................     38

8.7          Books and Records...........................................     38

8.8          Fulfillment of Obligations..................................     38

8.9          Maintenance of Office; Notice of Relocation.................     39

8.10         Compliance with Opinion Assumptions and Limited
             Liability Company Agreement.................................     39

8.11         Compliance with the Pledge Agreement........................     39

8.12         Litigation..................................................     39

8.13         Fees, Taxes and Expenses....................................     39

8.14         Compliance with the Purchase Agreement......................     39

8.15         Information.................................................     40

8.16         Maintenance of Separate Existence...........................     40

8.17         Nature of Business and Permitted Transactions...............     42


                                     -III-

                                TABLE OF CONTENTS
                                   (continued)


                                                                             PAGE
8.18         Due Diligence...............................................     42

8.19         Lockbox and Lockbox Accounts................................     43

SECTION 9.  NEGATIVE COVENANTS OF THE BORROWER...........................     43

9.1          No Rescissions or Modifications.............................     43

9.2          No Liens....................................................     43

9.3          No Changes..................................................     44

9.4          Capitalization; Distributions...............................     44

9.5          No Indebtedness.............................................     44

9.6          Consolidations, Mergers and Sales of Assets.................     44

9.7          ERISA.......................................................     44

9.8          Investments in Other Persons................................     44

9.9          Transactions with Affiliate.................................     44

9.10         Purchase Agreement; Pledge Agreement........................     44

9.11         Lockboxes...................................................     45

9.12         Credit and Collection Policy................................     45

9.13         Liquidation; Dissolution....................................     45

SECTION 10. DEFAULTS, REMEDIES AND TERMINATION...........................     45

10.1         Events of Default...........................................     45

10.2         Default Remedies............................................     48

SECTION 11. INDEMNIFICATION; FUNDING LOSSES; EXPENSES....................     49

11.1         Indemnification.............................................     49

11.2         Funding Losses..............................................     50

11.3         Expenses....................................................     50

SECTION 12. SECURITY INTEREST............................................     51

12.1         Grant of Security Interests.................................     51

12.2         Further Assurances; Protection of Lender's Security
             Interest....................................................     51

12.3         General Authority...........................................     52

12.4         Remedies upon Event of Default..............................     52

12.5         Application of Proceeds.....................................     53

12.6         Termination of Security Interests; Release of Collateral....     54


                                      -IV-

                                TABLE OF CONTENTS
                                   (continued)


                                                                             PAGE
SECTION 13. MISCELLANEOUS................................................     54

13.1         Notices.....................................................     54

13.2         Survival....................................................     55

13.3         Successors and Assigns......................................     55

13.4         Amendment and Waiver........................................     56

13.5         Counterparts................................................     56

13.6         Reproduction of Documents...................................     56

13.7         GOVERNING LAW; Consent to Jurisdiction and Venue............     56

13.8         Confidentiality.............................................     57

13.9         Waiver of Jury Trial........................................     58

13.10        No Implied Waiver; Cumulative Remedies......................     58

13.11        No Discharge................................................     58

13.12        Severability................................................     58

13.13        Prior Understandings........................................     58

13.14        Set-Off.....................................................     58

13.15        Recourse....................................................     59

SECTION 14. THE AGENT....................................................     59

14.1         Authorization and Action....................................     59

14.2         UCC Filings.................................................     60

14.3         Agents' Reliance; Etc.......................................     60

14.4         Non-Reliance on the Agent...................................     60

14.5         The Agent and its Affiliates................................     61

14.6         Indemnification.............................................     61

14.7         Successor Agent.............................................     61


                                      -V-